UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.)

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TeleTech Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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i

April 10, 2015

Dear Stockholders:

It is my pleasure to invite you to join us at the Annual Meeting of Stockholders of TeleTech Holdings, Inc., to be held at 9197 South Peoria Street, Englewood, Colorado. The meeting will take place on Wednesday, May 20, 2015, at 10:00 a.m., Mountain Daylight Time. At the meeting, we will report on TeleTech’s results for 2014 and comment on our expectations for the upcoming year. We hope you are able to attend.

Details regarding admission to the meeting and the business to be conducted at the meeting are provided in the Notice of the Annual Stockholders Meeting and the accompanying Proxy Statement. Together with the Proxy Statement, we are making available a copy of our 2014 Annual Report to Stockholders. We encourage you to read our Annual Report, which includes our audited financial statements and provides detailed information about our business.

We elected to provide access to our proxy materials via the internet under the U.S. Securities and Exchange Commission’s internet notice and access rules. In our business, we are focused on improving the customer engagement for our clients. Our aspirations are no different about our stockholders. We believe that by making our proxy materials available via the internet, we enhance our stockholders’ ability to access our information, connect with our business, and understand how TeleTech is governed and managed to maximize stockholder value, the quality and efficiency of services to our clients, and exceptional opportunities for our employees. By providing the proxy materials via the internet, we also reduce the environmental impact of our Annual Meeting. For additional information about the Annual Meeting, please see the Important Information about the Proxy Materials and Voting Your Shares section of this Proxy Statement.

PLEASE VOTE

Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to read these materials carefully and promptly vote your shares. There are several ways you can vote: via internet, by telephone, by mailing the enclosed proxy, or by attending the meeting in person. Please vote as soon as possible to ensure your vote is recorded promptly. If you hold shares in a brokerage account, your broker will not be able to vote your shares on most matters unless you provide your voting instructions.

On behalf of the Board of Directors and all TeleTech employees, thank you for your continued support of, and confidence in, TeleTech and our business.

Very truly yours,

KENNETH D. TUCHMAN

Chairman and Chief Executive Officer

Notice of 2015 Annual Meeting of Stockholders

Wednesday, May 20, 2015

10:00 a.m. Mountain Daylight Time

TeleTech Global Headquarters

9197 South Peoria Street

Englewood, Colorado 80112

ITEMS OF BUSINESS:

At the meeting, our stockholders will be asked to:

•        Elect seven directors named in the Proxy Statement, for a term of one year;

•        Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015;

•        Approve, on an advisory basis, our executive compensation;

•        Re-approve our 2010 Equity Plan, previously approved in 2010; and

•        Transact such other business, including stockholder proposals, as may properly come before the meeting.

The meeting will also include a report on our financial results for fiscal year 2014, our operations, and our business outlook for 2015.

RECORD DATE:

Only stockholders of record at the close of business on March 31, 2015, will be entitled to receive notice of, and to vote at, the 2015 Annual Stockholders Meeting.

By Order of the Board of Directors

Margaret B. McLean
Senior Vice President, Corporate Secretary and General Counsel

Englewood, Colorado
April 10, 2015

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 20, 2015: This Notice of Annual Meeting and Proxy Statement and the 2014 Annual Report are available at teletech.com.

9197 South Peoria Street
Englewood, Colorado 80112

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT EXECUTIVE SUMMARY

The summary highlights only selected information contained in this Proxy Statement.  We encourage you to read the entire Proxy Statement and TeleTech 2014 Annual Report before voting your shares.

MATTERS TO BE VOTED ON AT 2015 ANNUAL MEETING

Proposal	Board Recommendation	For more detail, see page:

1. Election of directors	FOR each Nominee	35

2. Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015	FOR	38

3. Advisory vote on executive compensation	FOR	40
4. Re-approval of the TeleTech 2010 Equity Plan	FOR	40

OUR COMPANY

•        Our Company was founded in 1982 and from early days was a pioneer in the customer engagement management industry. Today, we deliver integrated consulting, technology, growth and customer care solutions globally.

•        Our suite of product and service capabilities allows us to design and deliver enhanced, value-driven customer experiences across numerous communication channels for clients in the automotive, communications and media, financial services, government, healthcare, technology, transportation and retail industries.

•        Our solutions are supported by approximately 46,000 employees delivering services in 24 countries from 59 delivery centers on six continents.

•        Our services are value-oriented, outcome-based, and delivered from our four business segments: Customer Management Services (CMS), Customer Growth Services (CGS), Customer Technology Services (CTS) and Customer Strategy Services (CSS).

•        TeleTech maintains the highest ethical, environmental and safety standards everywhere we do business, and, through TeleTech Community Foundation, TeleTech invests in education and development in communities where we live and work.

2014 PERFORMANCE HIGHLIGHTS

•        Our 2014 revenue was $1.24 billion, an increase of 4.1 percent over the year ago period.

•        Operating income was $96.5 million, a 4.9 percent decrease year over year.  The operating margin was 7.8 percent of revenue, down from 8.5 percent in the prior year. The factors that contributed to the operating margin decline included 0.2 percent increase in the acquisition-related amortization expense, 0.7 percent in planned incremental investment in sales and R&D, and a 1.2 percent impact from the variability in our technology services segment, as we repositioned the business for sustained profitable growth.

•        Our net cash from operations decreased to $94.1 million compared to $138 million in the prior year.

•        In 2014, we booked $440 million in new business compared to $365 million in 2013, a 21 percent increase year over year. The bookings mix was diversified across all business verticals with approximately 92 percent coming from existing clients, 48 percent from emerging businesses and 20 percent from clients based outside of the United States.

•        Our diluted earnings per share were $1.44 compared to $1.29 in the prior year, an 11.6 percent increase year over year.

•        In 2014, we continued to invest in technology innovation, analytics, cloud computing and digital marketing. We also invested in businesses that accelerate our strategy.  In 2014, we acquired Sofica Group, a Bulgarian multi-lingual customer management services company, and rogenSi, a global leadership, change management and sales consulting company.

•        In 2014, we repurchased 2.4 million shares for $57.1 million.

CORPORATE GOVERNANCE HIGHLIGHTS

Our Board follows sound governance practices.

Independence	• In 2014, six of eight Board members were independent directors.

•  All Board committees, except a special purpose Executive Committee, are comprised exclusively of independent directors.

•  In 2014, five out of seven Board of Director nominees are independent directors.

Executive Sessions	• The independent directors regularly meet in executive session without management.
• The independent directors regularly meet with independent auditors, internal audit and legal executives.

Board Oversight of Risk Management	• Our Board understands, oversees and regularly reviews risks inherent to TeleTech’s business.

•  Specifically, the Audit Committee reviews our overall enterprise risk management policies and practices and is actively involved in the oversight of our Enterprise Risk Management program, while the Compensation Committee evaluates the risks associated with TeleTech’s management and employee compensation plans and the structure of our financial incentives.

•  In 2014, the Board particularly focused on risks associated with Strategy Execution, Information Security, Continuity of Management and Succession Planning, and Regulatory Compliance.

Stock Ownership Requirements	• Our Chief Executive Officer and Chief Financial Officer must, within five years of attaining their positions, hold common stock valued at 3x of base salary.

•  Other members of our executive leadership team must, within five years of appointment, hold common stock valued at 2.5x of base salary.

•  Our Board members must, within five years of joining our Board, hold common stock valued at 3x of their base cash retainer fees.

Board Practices	• Our Board annually reviews its overall effectiveness and the effectiveness of its committees.
• Nomination priorities are adjusted annually to ensure that our Board, as a whole, continues to reflect the appropriate mix of skills and experience necessary to support TeleTech’s strategy.
• Our Board committees have access to independent advisors at their sole discretion.

Accountability	• All directors stand for election annually.
• Our Chairman of the Board and Chief Executive Officer is the controlling stockholder of TeleTech. He controls more than 65 percent of our common stock.

DIRECTOR EXPERIENCE

The Board and our Nominating and Governance Committee believe that diversity in experience and perspectives is important for achieving sound decisions and driving stockholder value. The following chart reflects the experience of our Board in 2014:

BOARD NOMINEES1

Director	Age	Director Since	Independent	Qualifications

Kenneth D. Tuchman	55	1994		• Global executive • Customer experience management innovator • TeleTech founder

James E. Barlett	71	2000		• Global CEO experience • Public company director experience

Tracy L. Bahl	53	2013	✓	• Private equity executive • CEO experience • Healthcare experience • Public company experience

Gregory A. Conley	60	2012	✓	• Global CEO experience • Technology and innovation experience

Robert N. Frerichs	63	2012	✓	• Public company director • Consulting services experience • Technology services experience

Shrikant Mehta	71	2004	✓	• International entrepreneurship • Innovation experience

Marc L. Holtzman	55	2014	✓	• Public company director • Financial sector experience • Extensive international experience

1 Mr. Anjan Mukherjee will not stand for re-election in 2015 because in December of 2014 he resigned from TeleTech’s Board of Directors to take a position with the U.S. Department of Treasury, which required him to resign employment and all board positions in the private sector.

2014 EXECUTIVE COMPENSATION HIGHLIGHTS

•        Our executive compensation program is designed to reward financial results and effective strategic leadership, which we believe are key to building sustainable value for our stockholders.

•        Our executive compensation program utilizes a mix of base salary, and short- and long-term incentives, to attract and retain highly-qualified executives and maintain a strong relationship between executive pay and company performance.

•        Our executive compensation program places significant weight on ethical and responsible conduct in pursuit of TeleTech’s strategic goals.

•        Our executive compensation programs place a meaningful portion of compensation “at risk” by aligning cash incentive payments to performance and by granting equity that vests over four- and five-year periods to ensure that the actual compensation realized by executives aligns with stockholder value over the long term.

•        Our executive officers are subject to stock holding requirements that further align their interests with our stockholders.

•        We ensure that our rewards are affordable by aligning them to the Company’s annual business plan.

•        Our stockholders have indicated strong support for our executive compensation program with 99.27 percent vote in favor of the program at our 2014 Annual Meeting of Stockholders.

The following chart reflects the compensation decisions made by the Compensation Committee for the TeleTech’s named executive officers (NEOs) who continue to serve as TeleTech’s executive officers as of the date of this Proxy Statement1.

Named Executive Officers	Actual Total Direct (TDC) Compensation	Market TDC at 25th	Market TDC at 50th	Market TDC at 75th	Peer Group Compensation Percentile

Kenneth D. Tuchman	$1	$3,017,500	$3,367,600	$4,930,000	<25th

Martin F. DeGhetto	$1,762,682	$1,035,500	$1,379,200	$1,772,400	75th

Judi A. Hand	$922,238	$887,600	$1,182,200	$1,519,200	>25th2

Regina M. Paolillo	$2,407,350	$1,433,300	$1,700,000	$2,119,200	>75th

1 Mr. Brian Shepherd, one of the five NEOs for 2014 left TeleTech effective January 31, 2015.

2 In 2014, Ms. Hand received a performance based equity award of up to $1 million the actual value of which was based on 2014 Customer Growth Services business segment revenue and operating income performance.  The actual value of Ms. Hand’s award as determined by the Compensation Committee was $247,238.

GENERAL INFORMATION

This proxy statement (“Proxy Statement”) is issued in connection with the solicitation of proxies by the Board of Directors of TeleTech Holdings, Inc. (“TeleTech” or the “Company”) for use at the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 20, 2015 at 10:00 a.m. Mountain Daylight Time, at 9197 South Peoria Street, Englewood, Colorado 80112 and at any adjournment or postponement thereof.

On or about April 10, 2015, we will begin distributing to each stockholder entitled to vote at the Annual Meeting either (1) this Proxy Statement, a proxy card or voting instruction form, and our 2014 Annual Report to Stockholders, which we collectively refer to as the “proxy materials,” or (2) an email or notice of internet availability of proxy materials, in each case with instructions on how to access electronic copies of our proxy materials.

This Proxy Statement contains important information regarding the Annual Meeting, the proposals on which you are being asked to vote, information about our voting procedures, and information you may find useful in determining how to vote.

IMPORTANT INFORMATION ABOUT THE PROXY MATERIALS AND VOTING YOUR SHARES

Why am I receiving these proxy materials?

The Company is soliciting your proxy in connection with the Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business discussed in this Proxy Statement.

Why did I receive a Notice of Internet Availability of proxy materials?

Under the rules of the U.S. Securities and Exchange Commission, we are using the internet as the primary means of furnishing proxy materials to our stockholders. Most of our stockholders will not receive printed copies of the proxy materials unless they request them. Accordingly, if you received a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) by mail, you will not receive a printed copy of the proxy materials, unless you request one as instructed in that notice. Instead, the Notice of Internet Availability will instruct you on how you may access and review the proxy materials on the internet, free of charge. This approach to distribution of proxy materials reduces the environmental impact of our Annual Meeting, expedites stockholders’ receipt of the proxy materials, and lowers our costs. The Notice of Internet Availability also includes instructions allowing stockholders to request to receive future proxy materials in printed form by mail or electronically by email.

How can I vote my shares?

If you are a stockholder of record, you may vote by internet, by telephone or by mail at any time prior to the meeting, or you may vote in person at the meeting, as follows:

•        Vote by Internet at www.proxyvote.com. Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 19, 2015. Have your proxy card or Notice of Internet Availability in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

•        Vote by Phone. Use any telephone to call 1-800-690-6903 to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 19, 2015. Have your proxy card in hand when you call and then follow the instructions. If you received a Notice of Internet Availability, you may request a proxy card by following the instructions in the notice.

•        Vote by Mail. If you received or requested a printed copy of the proxy materials by mail, you may vote by proxy by filling out the proxy card and returning it in the postage-paid envelope we have provided or returning it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you received a Notice of Internet Availability, you may request a proxy card by following the instructions in the notice.

•        Vote at the Meeting. You may vote your shares at the meeting. You will be admitted to the meeting only if you have a ticket. See “How can I attend the Annual Meeting?” in this Proxy Statement for instructions on obtaining a ticket.

If your shares are held in an account at a brokerage firm, bank or similar organization, you will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares.

Additional Procedures. Votes cast by proxy prior to the Annual Meeting will be tabulated by an automatic system administered by Broadridge Financial Solutions, Inc. Votes cast by proxy or in person at the Annual Meeting will be counted by the persons we appoint to act as election inspectors for the Annual Meeting. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the tabulation of votes and will have no effect. Cumulative voting is not permitted in the election of directors. Consequently, you are entitled to one vote for each share of our common stock held in your name for as many persons as there are directors to be elected, and for whose election you have the right to vote.

With respect to the other proposals submitted for stockholder approval (other than the election of directors), you may vote for or against the proposal, or you may abstain. Abstentions will have the same effect as a negative vote.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, brokerage firms have the authority to vote your shares without your voting instructions on certain “routine” matters, such as Proposal 2, but not on other “non-routine” items, such as Proposals 1, 3 and 4. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

For your information, voting via the internet is the least expensive to us, followed by telephone voting, with voting by mail being the most expensive. Also, you may help to save us the expense of a second mailing if you vote promptly.

What are the matters to be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

•        Proposal 1: The election of seven directors (see page 35);

•        Proposal 2: The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015 (see page 38);

•        Proposal 3: The approval, on an advisory basis, of the compensation for our executive officers (see page 40); and

•        Proposal 4: The re-approval of TeleTech’s 2010 Equity Plan, previously approved in 2010 (see page 41).

We will also consider other business that properly comes before the Annual Meeting.

What are my voting choices?

For the election of directors, you may vote “FOR” or “WITHHOLD” with respect to each nominee. For the other proposals, you may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•                  “FOR” each of the nominees to our Board;

•                  “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015;

•                  “FOR” the proposal to approve, on an advisory basis, the compensation for our named executive officers; and

•                  “FOR” the proposal to re-approve the 2010 Equity Plan, previously approved by the stockholders in 2010.

Kenneth D. Tuchman, our Chairman and Chief Executive Officer and the beneficial owner of approximately 65 percent of the issued and outstanding shares of common stock as of the record date (65 percent of the shares entitled to vote, excluding stock options) has indicated that he intends to vote:

•                  “FOR” each of the nominees to our Board;

•                  “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015;

•                  “FOR” the proposal to approve, on an advisory basis, the compensation for our named executive officers; and

•                  “FOR” the proposal to re-approve the 2010 Equity Plan, previously approved by the stockholders in 2010.

Additionally, on April 1, 2011, Mr. Tuchman entered into a Voting Agreement whereby he has agreed to vote shares he beneficially owns “FOR” the election of Mr. Barlett to our Board through and including December 31, 2017.

How will my shares be voted by proxy?

Valid proxies provided to the Company by telephone, over the internet or by mailed proxy card will be voted at the Annual Meeting as directed by you unless revoked in accordance with the instructions. If you properly execute and submit your proxy, but do not indicate how you want your shares voted, the persons named as your proxies will vote your shares in accordance with the recommendations of our Board of Directors. These recommendations are:

•                  “FOR” each of the nominees to our Board;

•                  “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015;

•                  “FOR” the proposal to approve, on an advisory basis, the compensation for our named executive officers; and

•                  “FOR” the proposal to re-approve the 2010 Equity Plan, previously approved by the stockholders in 2010.

How can I revoke my proxy or change my vote?

You may revoke your proxy or change your vote at any time prior to the taking of the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by:

•          Voting again through the internet or by telephone, or by completing, signing, dating and returning a new proxy card with a later date, all of which automatically revoke the earlier proxy so long as completed prior to the applicable deadline for each method;

•          Providing a written notice of revocation to our Corporate Secretary at TeleTech Holdings, Inc., 9197 South Peoria Street, Englewood, Colorado 80112 prior to your shares being voted; or

•          Attending the Annual Meeting and voting in person. Your attendance at the meeting alone will not cause your previously granted proxy to be revoked unless you specifically so request before the taking of the vote.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Will shares I hold in my brokerage account be voted if I do not provide timely voting instructions?

If your shares are held through a brokerage firm, they will be voted as you instruct on the voting instruction card provided by your broker. If you sign and return your card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board of Directors.

If you do not provide timely instructions as to how your brokerage shares are to be voted, your broker will have the authority to vote them only on the ratification of our independent registered public accounting firm. Your broker will be prohibited from voting your shares on the election of directors, and the advisory approval of our executive compensation. These “broker non-votes” will be counted only for the purpose of determining whether a quorum is present at the meeting and not as votes cast.

Will shares that I own as a stockholder of record be voted if I do not return my proxy card in a timely manner?

Shares that you own as a stockholder of record will be voted as you instruct on your proxy card. If you sign and return your proxy card without giving specific instructions, they will be voted in accordance with the recommendations of our Board of Directors. If you do not return your proxy card in a timely manner, your shares will not be voted unless you or your proxy holder attends the Annual Meeting and vote in person.

What is required to conduct the business of the Annual Meeting?

In order to conduct business at the Annual Meeting, a quorum of a majority of the outstanding shares of common stock entitled to vote as of the record date must be present in person or represented by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

How many votes are required to approve each proposal?

Directors are elected by a plurality of the votes cast. This means that the seven individuals nominated for election to the Board of Directors who receive the most “FOR” votes (among votes properly cast in person, electronically, telephonically or by proxy) will be elected.

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required to approve the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm and to re-approve our 2010 Equity Plan, previously approved by the stockholders in 2010.

The vote on executive compensation is advisory and non-binding, but we will consider stockholders to have approved the compensation of our named executive officers if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.

How are votes counted?

Abstentions will be treated as shares that are present and entitled to vote and will consequently have the effect of a vote “AGAINST” the particular matter, except in the case of the vote on executive compensation for which an abstention will have no effect. Votes withheld from a director nominee will have no effect on the election of the director from whom votes are withheld. If a broker indicates on the proxy card that it does not have discretionary authority to vote certain shares on a particular matter, it is referred to as a “broker non-vote.” Broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be considered as voted for the purpose of determining the approval of the particular matter.

If I own or hold shares in a brokerage account, can my broker vote my shares for me?

The election of directors and the executive compensation vote are matters on which brokers do not have discretionary authority to vote. Thus, if your shares are held in a brokerage account and you do not provide instructions as to how your shares are to be voted on these proposals, your broker or other nominee will not be able to vote your shares on these matters. Accordingly, we urge you to provide instructions to your broker or nominee so that your votes may be counted. You should vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.

I share an address with another stockholder, how will we receive our proxy materials?

For stockholders of record, we have adopted a procedure called “householding,” which the U.S. Securities and Exchange Commission has approved. Under this procedure, we are delivering a single copy of the Notice of Availability and, if applicable, this Proxy Statement and the 2014 Annual Report on Form 10-K to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs and the impact of printing and mailing these materials on the environment. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or verbal request, we will deliver promptly a separate copy of the Notice of Availability and, if applicable, this Proxy Statement and the 2014 Annual Report on Form 10-K to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice of Availability and, if applicable, this Proxy Statement or the 2014 Annual Report on Form 10-K, or to request delivery of a single copy of these materials if multiple copies are currently being delivered, stockholders may contact us at TeleTech Holdings, Inc., 9197 South Peoria Street, Englewood, Colorado 80112, Attention: Investor Relations, or by calling 1.800.TELETECH (1.800.835.3832). Outside of the U.S., please dial +1.303.397.8100.

Stockholders who hold shares in “street name” (as described above) may contact their brokerage firm, bank, broker- dealer or other similar organization to request information about householding.

How can I attend the Annual Meeting?

If you plan to attend the Annual Meeting, please mark the appropriate box on the proxy card and return the proxy card promptly. The admission ticket for the meeting will be forwarded to you. If you are a stockholder of record and arrive at the Annual Meeting without an admission ticket, we will have to verify your share ownership before you are admitted to the meeting. If you are a beneficial owner, you will only be admitted upon presentation of evidence of your beneficial holdings, such as a bank or brokerage firm account statement.

How can I see the list of stockholders entitled to vote?

A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the meeting, at the Annual Meeting and at our principal office located at 9197 South Peoria Street, Englewood, Colorado 80112 during normal business hours for a period of at least 10 days prior to the Annual Meeting.

What happens if additional items of business are presented at the Annual Meeting?

We are not aware of any item that may be voted on at the Annual Meeting that is not described in this Proxy Statement. However, the holders of the proxies that we are soliciting will have the discretion to vote them in accordance with their best judgment on any additional matters that may be voted on, including matters incidental to the conduct of the meeting.

Is my vote confidential?

Stockholders may elect that their identity and individual vote be held confidential by marking the appropriate box on their proxy card or ballot. Confidentiality will not apply to the extent that voting disclosure is required by law or is necessary or appropriate to assert or defend any claim relating to voting. Confidentiality also will not apply with respect to any matter for which votes are solicited in opposition to the director nominees or voting recommendations of our Board of Directors, unless the persons engaging in the opposing solicitation provide stockholders with voting confidentiality comparable to that which we provide.

Where can I find the voting results?

We expect to announce preliminary voting results at the Annual Meeting and to publish final results in a Current Report on Form 8-K that we will file with the U.S. Securities and Exchange Commission within four business days following the meeting. The report will be available on our website at teletech.com under the “Investors” and “SEC Filings” tabs.

How may I obtain financial and other information about TeleTech?

Additional financial and other information about the Company is included in our Annual Report on Form 10-K, which we file with the U.S. Securities and Exchange Commission, and which is available on our website at teletech.com under the “Investors” and “SEC Filings” tabs. We will also furnish a copy of our 2014 Annual Report (excluding exhibits, except those that are specifically requested) without charge to any stockholder who so requests by contacting our Investor Relations department at TeleTech Holdings, Inc., 9197 South Peoria Street, Englewood, Colorado, 80112, Attention: Investor Relations, by calling 1.800.TELETECH (1.800.835.3832). Outside of the U.S., please dial +1.303.397.8100, or by emailing investor.relations@teletech.com.

You can also obtain, without charge, a copy of our bylaws, codes of conduct and Board committee charters by contacting the Investor Relations department or you can view these materials on the internet by accessing our website at teletech.com and clicking on the “Investors” tab, then clicking on the “Corporate Governance” tab.

Who will conduct and pay for the cost of this proxy solicitation?

We will bear all costs of soliciting proxies, including reimbursement of banks, brokerage firms, custodians, nominees and fiduciaries for reasonable expenses they incur. Proxies may be solicited personally, by mail, by telephone, or via internet; by our directors, officers or other regular employees without remuneration other than regular compensation. We will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of common stock that are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses.

CORPORATE GOVERNANCE

TeleTech is committed to best practices in corporate governance. The Company is governed by our Board of Directors. The role of the Board includes:

•        Oversight of the Company’s management;

•        Appointment of the Chief Executive Officer;

•        Goal setting for and overseeing performance of the Company’s executive management team;

•        Management succession planning;

•        Oversight of effective corporate governance, including selecting and recommending for stockholder approval nominees for the Board of Directors;

•        Assessment of Board performance;

•        Board succession planning;

•        Forming and staffing Board committees;

•        Review and oversight of the development and implementation of the Company’s annual strategic, financial, and operations plans and budgets;

•        Assessment and monitoring of Company’s risk and risk management practices;

•        Review and approval of significant corporate actions;

•        Monitoring of processes designed to assure TeleTech’s integrity and transparency to its stakeholders, including financial reporting, compliance with legal and regulatory obligations, maintenance of confidential channels to report concerns about violations of laws and policies, and protection against reprisals for those who report such violations;

•        Oversight of the relationship between the Company and its stockholders; and

•        Support for the Company’s commitment to its corporate responsibility and sustainable business.

Board Leadership Structure

Our Board is led by TeleTech’s founder, Mr. Kenneth D. Tuchman, who serves as the Chairman of the Board. Mr. Tuchman is also TeleTech’s Chief Executive Officer. The Board retains the flexibility to determine from time to time whether the position of the Chief Executive Officer and the Chairman of the Board should be combined or separated, whether an independent director should serve as Chairman of the Board, and whether to appoint a lead independent director to serve as a liaison between independent directors and the Chairman.

At present, the Board believes that the Company is best served by having Mr. Tuchman serve as both the Company’s Chairman of the Board and Chief Executive Officer. The Board’s view is based on the facts that Mr. Tuchman beneficially owns more than 65 percent of the outstanding equity in the Company, has a unique insight into the Company’s customer engagement solutions strategy as an industry innovator and the Company founder, and is intimately involved in the day to day strategic direction of the Company.

Since the size of the Company’s Board is relatively small and each independent director has unrestricted access to Mr. Tuchman and the Company’s management, the independent members of the Board do not currently perceive the need for an appointment of a lead independent director. Our Board also believes that appointing a lead independent director may serve to create a potential conflict among the directors and interfere with the current collaborative environment in the boardroom that permits the Board to leverage the knowledge and experience of each Board member to drive strategic initiatives necessary to support the Company’s transformation from a business process outsourcing provider to an integrated consulting, technology, growth and customer care services company.

With the exception of Mr. Tuchman and Mr. Barlett, who is the Board’s executive Vice Chairman, all of our other directors are independent.

The Board is aware of the potential conflicts that may arise in having Mr. Tuchman, the Company’s largest and controlling stockholder, serve as the Chairman of the Board, but believes that there are adequate governance safeguards in place to mitigate against such risks. Such safeguards include, but are not limited to,

•   The Board and Board committees hold executive sessions comprised entirely of the independent directors.

•   During 2014, six of eight (now five of seven) directors were independent on our Board.

•   Our Compensation Committee, comprised entirely of independent directors, makes all executive management compensation determinations based on individual manager’s performance and input from independent compensation consultants.

•   Our Compensation Committee retains an independent compensation consultant when it deems this appropriate.

•   Board members have unrestricted access to independent consultants including legal counsel.

•   Our Board members and executives have a share holding guideline consistent with industry best practices.

•   Our Board and its committees perform an annual self-assessment and act on its findings.

•   Our Board published Corporate Governance Guidelines to communicate to the stockholders and other stakeholders how the Company is governed.

Although we qualify as a “controlled company” under the listing rules of the NASDAQ Stock Market, the company elects not to avail itself of governance exceptions available to “controlled companies” under these rules.  Specifically, a majority of our Board of Directors is independent and our Board’s committees, including our Audit Committee, our Nominating and Governance Committee, and our Compensation Committee are comprised solely of independent directors, even though the company is exempt from these corporate governance requirements as a controlled company.

Lastly, our Board has in the past demonstrated the independence necessary to address potential conflicts of interest through the use of special ad hoc committees to address specific matters when they arise or requesting that the Chairman abstain from deliberations and voting on certain decisions that may represent a conflict with his controlling stockholdings in the Company.

Board Participation in 2014

• Five Board meetings held in 2014
• Acted by unanimous written consent twice
• Each director attended at least 75 percent of all Board and relevant committee meetings
• Eight directors attended our Annual Meeting of Stockholders in 2014

Board Risk Oversight

While our executive officers are responsible for day-to-day management of TeleTech risk, our Board oversees and monitors our enterprise risk management (ERM) practices in the course of its ongoing review of the Company’s strategy, business plans, risk management and risk transfer programs. The Board recognizes that certain risk taking is essential for any company to stay competitive.  It is the view of the Board, however, that the risk taking must be reasoned and measured, and must be evaluated and mitigated appropriately. To this end, the Board as a whole and through its committees actively participates in the oversight of the Company’s ERM program.

In 2014, the Board’s ERM oversight primarily focused on, but was not limited to, the following areas; (i) the oversight of the Company’s strategy and long term growth plans; (ii) executive management and Board succession planning; (iii) oversight of the M&A activities and how they reflected the Company’s long term strategy; (iv) the Company’s information security preparedness; (v) its financial and operational performance, and (vi) its regulatory compliance.  The responsibility for managing each of these high priority risks, as identified by the ERM process, was assigned to one or more members of the executive management team.  The Board has delegated the oversight of certain categories of risk management to designated Board committees, which report to the Board on matters related to the specific areas of risk they oversee.

Board/Committee	Primary Areas of Risk Oversight

Full Board

Enterprise risk management structure; strategic risk associated with TeleTech’s business plan; major litigation; significant capital transactions, including M&A, technology investment and divestitures; capital structure risks, and CEO and management succession planning.

Audit Committee

Risks of financial reporting and disclosure; major financial exposure risks; significant IT risks, including Information Security risks; ethics and compliance risks, including regulatory and legal; currency exposure; liquidity risks; related party transactions.

Compensation Committee

Executive recruiting, retention, and succession planning; compensation policies and practices, including incentive compensation; health and welfare benefits programs.  Assessment of the risks associated with compensation policies and practices applicable to TeleTech’s employees to determine if such policies and practices are reasonably likely to have a material adverse effect on TeleTech.

Nominating and Governance Committee

Corporate governance risks; effectiveness of Board’s and Committees’ oversight and performance; Board succession, candidate nomination and succession planning; conflicts of interest; director independence.

The Board and its committees periodically request and receive comprehensive reports from key Company functions, including finance, treasury, tax, legal and information security; and have the opportunity to assess risk exposures of the business in these specific functional areas. The Audit Committee, with assistance and input from management, conducts an annual enterprise-wide risk assessment and adopts the Company’s annual internal audit plan, designed to test business processes that may represent special risk exposures to the Company. The Audit Committee quarterly reviews the results of internal audits and actively monitors the progress of recommended remedial and mitigation plans. In addition to the Company’s ERM and internal audit processes, the Board and the Audit Committee monitor and oversee the Company’s periodic assessment of the effectiveness of its internal controls.

To ensure that the Company’s compensation practices and policies do not have an adverse material effect on the Company and its business, the Compensation Committee annually reviews TeleTech’s executive compensation programs for inherent risks and alignment with the Company’s objectives. The Committee receives periodic reports from the Company’s human capital and legal departments on steps that TeleTech takes to anticipate and mitigate any potential risks in long and short term incentive and performance-based compensation programs. The Compensation Committee believes that executive compensation should be contingent on performance relative to targets and business plans. It expects TeleTech senior executives to achieve these targets in a manner consistent with TeleTech’s values, ethical standards and policies. The Board engages in periodic discussions with management on how to maximize executives’ performance through compensation incentives without creating unreasonable risks to the business. For additional information on TeleTech compensation programs’ risks, please review section titled “Executive Compensation – Compensation Discussion and Analysis,” in these proxy materials.

Communications with Our Board

The Board established a process for stockholders and other interested parties to communicate with the Board or any directors by requesting that all communication be sent to the following address:

TeleTech Holdings, Inc.

c/o Corporate Secretary

9197 South Peoria Street

Englewood, Colorado 80112

Board Committees

The following table provides the composition of each of our Board committees during 2014:

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Executive Committee
Kenneth D. Tuchman

James E. Barlett				Chair

Tracy L. Bahl		Chair	✓[2]	✓[2]

Gregory A. Conley	Chair	✓

Robert N. Frerichs	✓	✓

Shrikant Mehta			Chair	✓

Marc L. Holtzman	✓

Anjan Mukherjee[1]			✓	✓

1  Mr. Mukherjee will not be standing for re-election to the Board of Directors at the Annual Meeting because in December 2014 he resigned from our Board in order to accept    an appointment to the U.S. Department of Treasury.

2  Mr. Bahl replaced Mr. Mukherjee as a member of the Nominating and Governance Committee and the Executive Committee in December 2014.

Audit Committee

The Audit Committee operates under the Audit Committee charter adopted by our Board and available at http://www. teletech.com/investors/corporate-governance/ (“Corporate Governance” under the “Investors” tab on our public website teletech.com). It is responsible for, among other things:

•        Assisting the Board in its oversight of the integrity of TeleTech’s financial statements;

•        Overseeing the adequacy of internal controls and the financial reporting and disclosure processes;

•        Selecting, evaluating, and appointing the independent registered public accounting firm, including assessing the public accounting firm’s independence and qualifications;

•        Reviewing and approving all non-audit services performed by the independent registered public accounting firm;

•        Overseeing the activities and progresses of the TeleTech internal audit department;

•        Overseeing TeleTech’s ethics program and its confidential hotline process, including reviewing the establishment of and compliance of executives with the Company’s employee code of conduct, Ethics Code: How TeleTech Does Business, and the Company’s Code of Conduct for Senior Executive and Financial Officers;

•        Overseeing investigations into any matters within the Audit Committee’s scope of responsibility;

•        Overseeing our enterprise risk management programs; and

•        Reviewing and approving all related-party transactions.

In 2014, the members of the Audit Committee included Gregory A. Conley (Chair, as of May 2014), Robert N. Frerichs, and, as of July 2014, Marc L. Holtzman (Mr. Robert M. Tarola stayed on as the Committee Chair until the end of his Board term in May 2014).  Throughout 2014, each Committee member was “independent” within the meaning of the NASDAQ Stock Market Rules and Rule 10A-3(b)(l) under the U.S. Securities Exchange Act of 1934.

Our Board determined that Mr. Conley qualifies as “audit committee financial expert” within the meaning of the U.S. Securities and Exchange Commission rules. Mr. Conley’s relevant experience includes his experience as a chief executive officer and director of several public and private companies.

The Audit Committee oversees TeleTech’s internal disclosure processes, including TeleTech’s anonymous and confidential channels available to employees to report concerns about financial reporting. The Committee established procedures for, and oversees receipt and treatment of confidential (including anonymous) submissions by TeleTech employees of concerns about the Company’s accounting, internal control and auditing practices. These processes are established to assure accurate and complete financial reporting and to identify timely any potential issues that could impact TeleTech’s accounting, financial reporting and effectiveness of its internal controls. The Audit Committee reviews and assesses the matters raised through these reporting channels and monitors management’s response to these reports, engaging when warranted.

The Audit Committee evaluates the independence, qualifications and performance of TeleTech’s internal audit function and annually approves the Company’s internal audit plan. The Committee also discusses with management TeleTech’s risk assessment and management practices, the Company’s major financial, operational and regulatory risk exposures and the steps management has taken to monitor and mitigate such exposures to be within the Company’s risk tolerance levels.

During 2014, the Audit Committee held four regularly scheduled meetings and three special meetings, and did not approve any matters through unanimous written consent.

The Audit Committee reviews and assesses the adequacy of its charter, and revises it as appropriate, on an annual basis.

Compensation Committee

The Compensation Committee operates under the Compensation Committee charter adopted by our Board and available at http://www.teletech.com/investors/corporate-governance/ (“Corporate Governance” under the “Investors” tab on our public website teletech.com). It is responsible for, among other things:

•        Reviewing performance goals and approving the annual salary, incentives and all other compensation for each executive officer, including any employment arrangements and change of control agreements with such officers;

•        Reviewing and approving compensation programs for independent Board members;

•        Reviewing and approving material employee benefit plans (and changes thereto);

•        Reviewing and evaluating risks associated with our compensation programs; and

•        Adopting and administering various equity-based incentive plans.

In 2014, the members of the Compensation Committee included Tracy L. Bahl (Chair, as of May 2014), Gregory A. Conley, and Robert N. Frerichs. Mr. Anjan Mukherjee chaired the Committee through May 2014.  Throughout 2014, each member of the Committee was “independent,” as defined under the NASDAQ Stock Market Rules, a “non-employee director,” as defined under U.S. Securities and Exchange Commission Rule 16b-3, and an “outside director,” as defined under section 162(m) of the Internal Revenue Code of 1986, as amended.

During 2014, the Compensation Committee held four regularly scheduled meetings and no special meetings, and approved two matters through unanimous written consent. The Compensation Committee reviews and assesses the adequacy of its charter, and revises it as appropriate, on an annual basis.

Nominating and Governance Committee

The Nominating and Governance Committee operates under the Nominating and Governance Committee charter adopted by our Board and available at http://www.teletech.com/investors/corporate-governance/ (“Corporate Governance” under the “Investors” tab on our public website teletech.com). It is responsible for, among other things:

•        Identifying and recommending to our Board qualified candidates to stand for election to the Board (or be appointed pending the election at the annual stockholders meeting); and

•        Overseeing TeleTech’s corporate governance, including the evaluation of the Board and its committees’ performance and processes, and assignment and rotation of Board members to various committees.

During 2014, the members of the Nominating and Governance Committee included Shrikant Mehta (Chair) and Anjan Mukherjee (through December 2014), and Tracy L. Bahl (starting in December 2014), each of whom satisfies the independence requirements for nominating committee members pursuant to the NASDAQ Stock Market Rules.

During 2014, the Nominating and Governance Committee held four regularly scheduled meetings, two special meetings, and approved two matters through unanimous written consent. The Nominating and Governance Committee reviews and assesses the adequacy of its charter, and revises it as appropriate, on an annual basis.

Executive Committee

The Board’s Executive Committee is a special standing committee of the Board appointed to take certain action, under a delegation of authority resolution from the Board, between regularly scheduled Board meetings that are otherwise reserved to the Board. All actions taken by the Executive Committee are reported to and reviewed by the full Board at the Board meeting immediately following the action taken. The Executive Committee is authorized to consider and approve, among other things:

•        Mergers, acquisitions, and divestiture transactions at a level in excess of management’s authority but below a certain specific authority limit designated by the Board, provided that such transactions are not inconsistent with TeleTech’s overall strategy as approved by the Board;

•        Capital expenditure transactions at a level in excess of management’s authority but below a certain specific authority limit designated by the Board, provided that such transactions are consistent with the annual business plan approved by the Board; and

•        Funding for the share repurchase program at a level in excess of management’s authority but below a certain specific limit designated by the Board.

During 2014, the members of the Executive Committee included James E. Bartlett (Chair), Shrikant Mehta, and Anjan Mukherjee (through December 2014).  Tracy L. Bahl joined the Committee in December 2014 to replace Mr. Mukherjee.

The Executive Committee met once during 2014.

Ethics Code for Senior Executive and Financial Officers

We have adopted an Ethics Code for Senior Executive and Financial Officers. It applies to all of our senior executives and financial officers, including our Chief Executive Officer, Chief Financial Officer, Executive Vice Presidents leading each of our business segments, General Counsel, Treasurer, Senior Vice President of Finance, and Global Controller, financial directors and controllers of each of our business segments and any person performing similar functions. The Ethics Code for Senior Executive and Financial Officers is available on our website at http://www.teletech.com/investors/corporate-governance/ and we intend to disclose any waiver of, or amendments to, the Ethics Code on our website. You may also obtain a copy of the document without charge by writing to:

TeleTech Holdings, Inc.

9197 South Peoria Street

Englewood, Colorado 80112

Attention: Corporate Secretary

We also have a TeleTech Ethics Code: How TeleTech Does Business. This document mandates rules of ethical business conduct for all TeleTech employees, members of our Board of Directors and members of our supply chain, including our executives and financial officers. We maintain a confidential web-based and telephone hotline, where employees can seek guidance or report concerns about violations of laws, our policies, or either of the ethics codes, including any concerns about financial reporting, misconduct, or fraud.

Director Compensation Overview

During 2014, the independent directors’ compensation was set as follows:

•        An annual retainer of $75,000;

•        Additional annual retainer fees for Board committee service as follows:

Chair of Audit Committee	$27,000

Members of Audit Committee	$13,500

Chair of Compensation Committee	$20,000

Members of Compensation Committee	$10,000

Chair of Nominating and Governance Committee	$15,000

Members of Nominating and Governance Committee	$ 5,000

•        An annual grant of $75,000 of restricted stock units in TeleTech stock, based on the fair market value of our common stock on the grant date; and

•        For non-employee directors who joined the Board in 2014, also received an initial restricted stock unit welcome grant in the amount of $100,000, based on the fair market value of our common stock on the grant date. The welcome restricted stock grants vest on the earlier of the first anniversary of the grant date or the date of the succeeding year’s Annual Meeting of Stockholders, or any change-in-control event (as defined in the relevant restricted stock unit agreement).

The employee directors do not receive additional compensation for their Board service.

The following table summarizes the actual compensation earned by independent directors during 2014:

Name	Fees Earned or Paid in Cash ($)	Stock Awards [1,2,3] ($)	Total ($)
Tracy L. Bahl	$ 87,137	$ 74,995	$162,132

Gregory A. Conley	$106,683	$ 74,995	$181,678

Robert N. Frerichs	$ 98,500	$ 74,995	$173,495

Marc L. Holtzman	$ 37,158	$100,000	$137,158

Shrikant Mehta	$ 90,000	$ 74,995	$164,995

Anjan Mukherjee[4]	$ 87,849	$ 74,995	$162,844

Robert Tarola[5]	$ 40,031	$ 0	$ 40,031

1 Reflects the aggregate dollar amounts recognized for stock awards for financial statement reporting purposes in accordance with the guidance in Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”).

For information regarding assumptions used to compute grant date fair market value with respect to the stock awards, see, Note 20 to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014.

2 As December 31, 2014, Mr. Holtzman held 4,223 unvested restricted stock unit (RSU) awards; and all the other independent directors held 2,880 unvested restricted stock unit awards.

3 As of December 31, 2014, Mr. Mehta held 15,000 of outstanding options.

4 Mr. Mukherjee resigned from the TeleTech Board of Directors in December 2014 to join the U.S. Department of Treasury.

5 Mr. Tarola’s term on our Board expired in May 2014.

AUDIT COMMITTEE REPORT

The TeleTech Audit Committee of the Board (the “Audit Committee”) is comprised entirely of independent directors who meet the independence requirements of the NASDAQ Stock Market’s Listing Rules and the U.S. Securities and Exchange Commission. The Committee operates pursuant to a charter that is reviewed annually and updated to comply with the relevant regulatory requirements.  The Committee charter is available in the Investor Relations section of our website at http://www.teletech.com/sites/default/files/audit_committee_charter.pdf.

In performing its functions, the Audit Committee acts in an oversight capacity: the Committee is responsible for overseeing TeleTech’s financial reporting process and internal control structure on behalf of the Company’s Board of Directors, while management is responsible for the preparation, presentation, and integrity of the financial statements and the effectiveness of TeleTech’s internal control over financial reporting. TeleTech’s independent auditors, PricewaterhouseCoopers LLC (“PwC”) are responsible for auditing TeleTech financial statements and providing an opinion on the conformity of TeleTech’s consolidated financial statements with generally accepted accounting principles and the effectiveness of TeleTech’s internal control over financial reporting.

As part of its oversight function, the Committee reviews TeleTech’s quarterly and annual reports on Form 10-Q and Form 10-K prior to their filing with the U.S. Securities and Exchange Commission, and has detailed discussions with management about the quality and reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, the Audit Committee asks for management’s representations and reviews certifications prepared by the Chairman and Chief Executive Officer, and the Chief Financial Officer that the unaudited quarterly and audited annual consolidated financial statements of the company fairly present, in all material respects, the financial condition, results of operations and cash flows of TeleTech. As part of TeleTech’s enterprise risk management program, the Audit Committee also periodically reviews the status of TeleTech’s key risks and risk mitigation activities, including its cyber security risks, and the steps TeleTech takes to protect its systems and information against possible cyber-attacks.  It also receives periodic status reports on the effectiveness of the Company’s treasury function, including its foreign exchange exposure management, its tax planning practices, and its acquisition integration activities.

In 2014, the Audit Committee held seven meetings. The Audit Committee’s agenda is set by the Audit Committee’s chairperson in consultation with the Company’s Chief Financial Officer.  During 2014, at each of its regularly scheduled meetings, the Audit Committee met with the senior members of TeleTech’s financial management team, and, when appropriate, had separate private sessions, with the Company’s Chief Financial Officer, General Counsel, head of internal audit, and PwC, to discuss financial management, legal, accounting, auditing, and internal control issues.  Periodically during the year, the Committee also reviewed with senior management and the independent auditors the overall adequacy and effectiveness of the Company’s legal, regulatory and ethical compliance programs, including the Company’s code of business conduct (Ethics Code: How TeleTech Does Business), and the Ethics Code for Executive and Senior Financial Officers.

As part of its oversight responsibilities, the Audit Committee also oversees the Company’s annual audit by its independent auditors, PwC, including their audit approach and audit plan; and whether the provision of minor non-audit services was compatible with the auditors’ independence.  Each year, the Audit Committee evaluates the performance of PwC and its senior engagement team as TeleTech’s independent auditors, in order to determine whether to re-engage them for the coming year.  In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ global capabilities, the auditors’ technical expertise, tenure as TeleTech’s independent auditors, and knowledge of the Company’s global operations and industry. Based on this evaluation, the Audit Committee decided to engage PwC as TeleTech’s independent auditors for the year ended December 31, 2014.  This appointment was ratified by TeleTech stockholders at the 2014 Annual Stockholders Meeting.  In 2014, the Audit Committee considered the fees charged by PwC for the audit services, and determined them to be reasonable and adequate to ensure a comprehensive audit.

The Audit Committee reviewed and discussed with management TeleTech’s audited annual consolidated financial statements. Based on this review, the discussions referenced above about the quality and reasonableness of management’s significant accounting judgments, and in reliance on the reports and opinions of the independent auditors, the Committee unanimously recommended to the TeleTech Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

The Audit Committee also discussed with the independent auditors those matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee received written disclosures from the independent auditors required by applicable PCAOB requirements regarding the independent auditors’ communication with the Audit Committee concerning their independence.

Starting in 2015, the senior engagement partner for PwC audit team had to rotate off TeleTech’s account, as part of mandatory rotation schedule.  Therefore, in 2014, in addition to reviewing PwC’s performance, the Audit Committee also vetted PwC’s proposed new engagement partner and key audit team personnel, to consider their suitability for TeleTech’s independent audit needs. As a result of this review, the Committee determined that the proposed audit team, supported by PwC’s partners experienced with TeleTech operations in key countries where TeleTech has material operations, and other PwC subject matter experts, have the appropriate level of professional expertise to oversee the conduct of the TeleTech annual independent audit. Although the Audit Committee has the sole authority to appoint the independent auditors, the Committee will continue its long-standing practice of recommending that the Board ask the stockholders, at their annual meeting, to ratify the appointment of the independent auditors (see Proposal 2 beginning on page 38).

Audit Committee
Gregory A. Conley,	Chair

Robert N. Frerichs

Marc L. Holtzman

STOCK OWNERSHIP OF DIRECTORS, MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The table below sets forth information, as of March 31, 2015, concerning the beneficial ownership of the following persons and entities:

•        Each person or entity known to us to beneficially own more than five percent of our outstanding common stock;

•        Each of our directors and nominees for our Board;

•        Each of our named executive officers; and

•        All of our current directors and executive officers as a group.

We have determined beneficial ownership in accordance with U.S. SECURITIES AND EXCHANGE COMMISSION rules. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and/or investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 48,366,272 shares of common stock outstanding at March 31, 2015. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity in accordance with U.S. Securities and Exchange Commission rules, we deemed outstanding shares of common stock: (1) subject to stock options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2015; and (2) issuable upon the vesting of Restricted Stock Units (“RSUs”) within 60 days of March 31, 2015. Also in accordance with U.S. Securities and Exchange Commission rules, we did not deem outstanding these two categories of shares of common stock for the purpose of computing the percentage ownership of any other person or entity.

The information provided in the table is based solely on our records, and information filed with the U.S. Securities and Exchange Commission with respect to the owners of our shares of common stock, except where otherwise noted. Unless otherwise indicated, the address of each beneficial owner listed in the table is c/o TeleTech Holdings, Inc., 9197 Peoria Street, Englewood, Colorado 80112.

Stock Ownership of Directors, Management and Certain Beneficial Owners

	Shares Beneficially Owned
Name and Address of the Beneficial Owner	Common Stock	Options Vested and Options and RSUs Vesting Within 60 Days of 3/31/2015	Total Beneficial Ownership as of 3/31/2015	Percent of Class
5% Stockholders

Kenneth D. Tuchman	31,214,900	800,000	32,014,900[1]	65.1%

Executive Officers and Directors

Kenneth D. Tuchman	31,214,900	800,000	32,014,900[1]	65.1%

James E. Barlett	497,832	–	497,832	1.0%

Tracy L. Bahl	4,009	2,880	6,889[2]	*

Gregory A. Conley	2,349	2,880	5,229[2]	*

Martin F. DeGhetto	110,842	2,987	113,829[3]	*

Robert N. Frerichs	9,224	2,880	12,104[2]	*

Charles “Keith” Gallacher	–	–	–	*

Judi A. Hand	163,000	–	163,000	*

Marc L. Holtzman	3,300	4,223	7,523[4]

Shrikant Mehta	55,691	17,880	73,571[5]	*

Margaret B. McLean	–	–	–	*

Regina M. Paolillo	67,011	2,987	69,998[3]	*

Brian A. Shepherd[6]	–	–	–	*

All directors, director nominees and executive officers as a group (13 persons)[7]	32,128,158	836,717	32,964,874	67.0%

*Less than 1 percent.

1    Includes 31,204,900 shares subject to sole voting and investment power, 10,000 shares with shared voting and investment power and 800,000 options exercisable within 60 days after March 31, 2015. The shares with sole voting and investment power consist of: (i) 6,438,094 shares held by Mr. Tuchman; (ii) 14,766,806 shares held by a limited liability partnership controlled by Mr. Tuchman; and (iii) 10,000,000 shares held by a revocable trust controlled by Mr. Tuchman. The shares with shared voting and investment power consist of 10,000 shares owned by Mr. Tuchman’s spouse. Excluding Mr. Tuchman’s 800,000 vested stock options, Mr. Tuchman is the beneficial owner of approximately 64.5 percent of the shares of common stock entitled to vote at the meeting.

2    Includes 2,880 RSUs scheduled to vest within 60 days after March 31, 2015.

3    Includes 2,987 RSUs scheduled to vest within 60 days after March 31, 2015.

4    Includes 4,223 RSUs scheduled to vest within 60 days after March 31, 2015 and 3,300 shares held for Mr. Holtzman’s minor children.

5    Includes 15,000 options exercisable within 60 days after March 31, 2015 and 2,880 RSUs scheduled to vest within 60 days after March 31, 2015.

6    Mr. Shepherd resigned from TeleTech effective January 31, 2015.

7    Because Mr. Mukherjee and Mr. Tarola are no longer active members of our Board of Directors we do not have reliable information as to their holdings, if any, in TeleTech securities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10 percent of our common stock to file with the U.S. Securities and Exchange Commission reports regarding their ownership and changes in ownership of our equity securities. Based on our review of the Forms 3, 4 and 5 filed, we believe that, except as described below all our directors, executive officers and 10 percent stockholders filed all Section 16(a) reports on a timely basis during 2013.  Ms. Regina M. Paolillo RSU grant of February 20, 2014 was not timely reflected on a Form 4 filing and resulted in a Form 5 filed with respect to this grant on January 30, 2015.

RELATED PARTY TRANSACTIONS

In accordance with our written Related Party Transaction Policy, the Audit Committee of the Board is responsible for reviewing and approving transactions required to be disclosed as a “related party” transaction under applicable law, including U.S. Securities and Exchange Commission rules (generally, transactions involving amounts in excess of $120,000 in which a related person has a direct or indirect interest). TeleTech management monitors all related party transactions and reports on their status to the Audit Committee quarterly. TeleTech executive officers and directors complete a questionnaire during the first quarter of each fiscal year, in which they provide information about the terms of all their related party transactions (as defined in Item 404(a) of Regulation S-K) that occurred during the prior year and that are expected to occur during the current year. In reviewing related party transactions, the Audit Committee considers whether these transactions are executed at “arm’s length” by reviewing all relevant facts and circumstances, including among others, the commercial reasonableness of the terms, the actual and perceived benefit to the Company, opportunity costs of alternate transactions, the materiality and character of the related party’s interest, the actual and apparent conflict of interests, the impact on a director’s independence (if the related party is a director, an immediate family member of a director, or an entity controlled by a director) and the terms on which a similar transaction can be secured from unrelated third parties.

During 2014, TeleTech has undertaken the following related party transactions subject to disclosure:

Avion, LLC. TeleTech continued the agreement for aircraft leasing arrangements with Avion, owned 100 percent by Mr. Tuchman, our Chairman and CEO. During 2014, we paid Avion an aggregate of $560,000 for services provided to us.

AirMax, LLC. TeleTech has an agreement for aircraft operations and maintenance services with AirMax, which is beneficially owned by Mr. Tuchman, our Chairman and CEO. During 2014, we paid AirMax approximately $467,000 for services provided to us.

Convercent. In 2014, the Company engaged Convercent, a learning management platform and compliance software company, majority owned by a company controlled by Mr. Tuchman, our Chairman and CEO, to provide learning management services for the launch of our ethics and other regulatory training campaigns.  Subject to successful launch in 2014, TeleTech also agreed to utilize Convercent’s service for its confidential web- and telephony-based hotline program.  During 2014, TeleTech paid Convercent $20,000 for its services; and we expect to pay Convercent $100,000 each in 2015 and 2016.

EXECUTIVES AND EXECUTIVE COMPENSATION

TeleTech Executive Team

The following persons are our executive officers:

Martin F. DeGhetto, 56, serves as TeleTech’s Executive Vice President, Customer Management Services, TeleTech’s largest business segment. Mr. DeGhetto joined TeleTech as Executive Vice President of Operations in 2010 and assumed the responsibilities for TeleTech’s information technology in 2012. Between 2008 and 2010, Mr. DeGhetto was an executive vice president and chief operations officer commercial division at Connextions, Inc., a privately-held technology and business services company for healthcare industry. Prior to Connextions, Mr. DeGhetto spent almost a decade at Convergys Corporation (NYSE:CVG), a customer management company, where he held various positions of increasing responsibility culminating in his role as a senior vice president, North American/European operations which he held between 2003 and 2008. Prior to Convergys, Mr. DeGhetto was an executive with American Express Company and AT&T/American Transtech. Mr. DeGhetto holds a B.S. Professional Management degree from NOVA Southeastern University.

Judi A. Hand, 53, serves as TeleTech’s Executive Vice President, Customer Growth Services. She joined TeleTech in 2007 as President and General Manager for Direct Alliance Corporation, a TeleTech wholly-owned subsidiary, and between 2011 and 2013 served as TeleTech’s Chief Sales Officer. Between 2003 and 2007, Ms. Hand was a senior executive with AT&T (NYSE:ATT), culminating her career there as a senior vice president for enterprise sales. Prior to AT&T, Ms. Hand worked at Qwest, a public global communications company and several of its subsidiaries in sales and marketing roles of increasing responsibility. Ms. Hand is a member of the board of directors of Manitoba Telecom Services, Inc., a Canada corporation. Ms. Hand holds an MBA from Stanford University and a B.S. in Communications degree from University of Nebraska.

Charles “Keith” Gallacher, 47, serves as Executive Vice President Global Markets and Industries. He joined TeleTech in 2013. Between 2007 and 2013, Mr. Gallacher was a partner and managing Director for Accenture plc (NYSE:ACN), where he led the North American technology specialized sales teams. Between 2003 and 2006, Mr. Gallacher worked for Cognizant as vice president for North American sales and business development. Between 1997 and 2003, Mr. Gallacher was a partner and managing director for CSC Consulting (Computer Sciences Corp). Mr. Gallacher started his career in technology at EDS (now HP). He holds a B.B.A. in Business from the University of Texas at Arlington.

Regina M. Paolillo, 56, serves as Executive Vice President, Chief Administrative and Financial Officer. Ms. Paolillo joined TeleTech in 2011. Between 2009 and 2011, Ms. Paolillo was an executive vice president for enterprise services and chief financial officer at Trizetto Group, Inc., a privately held business and professional services company serving the healthcare industry. Between 2007 and 2008, Ms. Paolillo served as a senior vice president, operations group for General Atlantic, a leading global growth equity firm with U.S. $17 billion in capital. Between 2005 and 2007, Ms. Paolillo served as an executive vice president for revenue cycle and mortgage services at Creditek, a Genpact subsidiary, (NYSE:G) a global business process and technology management company. Prior to the Company’s acquisition by Genpact, between 2003 and 2005 and 2002 and 2003, Ms. Paolillo was Creditek’s chief executive officer and chief financial officer respectively. Prior to Creditek, Ms. Paolillo served as the chief financial officer and executive vice president for corporate services at Gartner, Inc., (NYSE:IT) an information technology research and advisory company. Ms. Paolillo holds a B.S. in Accounting degree from New Haven University.

Margaret B. McLean, 51, serves as Senior Vice President, General Counsel and Chief Risk Officer. She joined TeleTech in 2013. Between 1998 and 2013, Ms. McLean was a senior executive at CH2M HILL, a global engineering and program management company, serving as the Company’s Chief Legal Officer starting in 2007. Ms. McLean was a corporate finance and M&A partner at the law firm of Holme Roberts and Owen (now Bryan Cave), working in its Denver, London, and Moscow offices. Ms. McLean started her career in IT at Hewlett Packard (NYSE:HPQ) and led the application systems department for Science Applications Int’l (NYSE:SAIC). She holds a JD from the University of Michigan, an MBA from the University of Colorado, and a B.S. in Management Information Systems and Computer Science from University of Arizona.

Information regarding Kenneth D. Tuchman, Chairman and CEO, and James E. Barlett, Vice Chairman, is provided in this section under the heading “Information Concerning the Nominees for Election as Directors.”

Compensation Discussion and Analysis

In this section, we discuss our compensation philosophy and describe the 2014 compensation program for our Chief Executive Officer, Chief Financial Officer, and three additional highest compensated members of our executive leadership team, whom we refer to as our named executive officers (“NEOs”). We describe compensation earned by each of our named executive officers and explain how our Compensation Committee of the Board determined this compensation, including its rationale for specific 2014 compensation decisions.

2014 TeleTech Performance Highlights

In 2014, we had the following performance highlights:

•      Our 2014 revenue was $1.24 billion, an increase of 4.1 percent over the year ago period.

•      Operating income was $96.5 million, a 4.9 percent decrease year over year.

•      The operating margin was 7.8 percent of revenue, down from 8.5 percent in the prior year. The factors that contributed to the operating margin decline included 0.2 percent increase in the acquisition-related amortization expense, 0.7 percent in planned incremental investment in sales and R&D, and a 1.2 percent impact from the variability in our technology services segment, as we repositioned the business for sustained profitable growth.

•      Our net cash from operations decreased to $94.1 million compared to $138 million in the prior year.

•      Our diluted earnings per share were $1.44 compared to $1.29 in the prior year, an 11.6 percent increase year over year.

•      In 2014, we booked $440 million in new business compared to $365 million in 2013, a 21 percent increase year over year. The bookings mix was diversified across all business verticals with approximately 92 percent coming from existing clients, 48 percent from emerging businesses and 20 percent from clients based outside of the United States.

•      In 2014, we continued to invest in technology innovation, analytics, cloud computing and digital marketing. We also invest in businesses that accelerate our strategy.  In 2014, we acquired Sofica Group, a Bulgarian multi-lingual customer management services company, and rogenSi, a global leadership, change management and sales consulting company.

•      In 2014, we repurchased 2.4 million shares for
$57.1 million.

2014 Named Executive Officers

• Kenneth D. Tuchman, Chairman of the Board and Chief Executive Officer	• Judi A. Hand, Executive Vice President, Customer Growth Services
• Regina M. Paolillo, Executive Vice President, Chief Administrative and Financial Officer. • Martin F. DeGhetto, Executive Vice President, Customer Management Services	• Brian A. Shepherd, Executive Vice President, Customer Strategy Service and Customer Technology Services[1]

2014 Executive Compensation Summary

Our executive compensation program is designed to reward financial results and effective strategic leadership, which we believe are key elements in building sustainable value for stockholders. Our compensation program’s performance metrics align the interests of our stockholders and senior executives by correlating the timing and amount of actual pay to the Company’s short- and long-term performance goals. Our compensation program requires ethical and responsible conduct in pursuit of these goals and the alignment of our leaders with TeleTech’s vision, mission and values.

We carefully benchmark our compensation decisions against a relevant group of peer companies – all of which are our potential competitors for the caliber of executive talent required to manage a global and complex business like TeleTech.

Our executive compensation program includes three principle elements:

Compensation Element	Purpose
• Base Salary	• Provides competitive fixed dollar compensation aligned to the median of our peer group.

• Annual Performance-Based Cash Incentive Awards

•      Provides “at risk” annual variable cash consideration that aligns executive compensation to the Company and individual achievements of short-term (annual) performance objectives, as established by the Board of Directors. This short-term variable cash compensation element is targeted at the 75th percentile of our peer group.

• Annual Equity Grants

•      Provides “at risk” long-term variable compensation opportunity.  Awarded annually, this incentive compensation is based on the individual’s performance and the Company’s performance in the year granted, but links directly the Company’s performance over time as equity vests. This long-term variable compensation element is targeted at the 75th percentile of our peer group.

1 Mr. Shepherd resigned from TeleTech effective January 31, 2015.

In 2014, we paid the following to our Named Executive Officers:

Named Executive Officers	Actual Total Direct (TDC) Compensation	Market TDC at 25th	Market TDC at 50th	Market TDC at 75th	Percentile
Kenneth D. Tuchman	$ 1	$ 3,017,500	$ 3,367,600	$ 4,930,000	<25th
Martin F. DeGhetto	$ 1,762,682	$ 1,035,500	$ 1,379,200	$ 1,772,400	75th
Judi A. Hand	$ 922,238	$ 887,600	$ 1,182,200	$ 1,519,200	>25th1
Regina M. Paolillo	$ 2,407,350	$ 1,433,300	$ 1,700,000	$ 2,119,200	>75th
Brian A. Shepherd	$ 1,199,993	$ 1,035,500	$ 1,379,200	$ 1,772,400	<50th2

1 In 2014, Ms. Hand received a performance-based equity award of up to $1 million the actual value of which was based on 2014 Customer Growth Services business segment revenue and operating income performance. The actual value of Ms. Hand’s award as determined by the Compensation Committee was $247,238.

2 Mr. Shepherd resigned from TeleTech effective January 31, 2015.

The mix of base and variable, “at risk”, compensation for 2014 was as follows:

CONSIDERATION OF LAST YEAR’S “SAY-ON-PAY” VOTE

At our 2014 Annual Meeting of Stockholders, 99.27 percent of the votes cast in our stockholder advisory vote (our “say-on-pay” vote) approved the compensation of our named executive officers. In light of this stockholder support, the Compensation Committee made no significant changes to the overall design of our compensation programs during 2014. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for our named executive officers.

The Compensation Committee considered, and will continue to consider, refinements and supplements to the current executive compensation structure to stay current on compensation market trends and to make sure that TeleTech’s executive compensation aligns the interest of the executive leadership team with the interests of the Company’s stockholders.

EXECUTIVE LEADERSHIP TEAM COMPENSATION APPROACH AND STRUCTURE

Our Approach to Executive Leadership Compensation

We structure our executive compensation to attract and retain executive talent that can maximize our performance results. Our compensation program is designed to motivate our executive leadership team to remain focused on delivering superior performance that creates long-term investor value. Our executive compensation program also places significant weight on how our leaders align their conduct with TeleTech’s vision, mission and values, as they achieve their personal and the Company’s performance goals.

Our Compensation Practices Include:
Pay for Performance. We encourage a results-oriented culture through pay-for-performance compensation, and annually review executive compensation against Company performance and its annual goals.

Competitive Compensation Targets. We target executive base compensation at the median of our peer group, and the “at risk” variable compensation opportunities at 75th percentile of compensation offered by our competitors.

Rigorous Performance Metrics. The Compensation Committee annually reviews and re-sets executive performance targets to assure that they appropriately reflect the goals of the business and are challenging, but achievable.

Stockholder Alignment. Through our compensation practices, we align the interests of our named executive officers and our stockholders to maximize long-term performance goals of the Company.

Affordability of Rewards. We ensure that our rewards are affordable by aligning them to the Company’s results of operation as they compare to our annual business plan.

Significant “at risk” Component. We structure our compensation programs with a significant portion of variable “at risk” component to ensure that the actual compensation realized by named executive officers directly and demonstrably links to individual and companywide performance.

Share Ownership Guidelines. Our Chief Executive Officer and Chief Financial Officer are expected to hold TeleTech equity in the amount of at least 3 times their base compensation; while other members of the executive leadership team, including all NEOs, are expected to hold equity equal to 2.5 times their base compensation.

Restrictive Covenants. Members of our executive leadership team are subject to market appropriate restrictive covenants, effective on separation from TeleTech.  These restrictive covenants include non-competition, client and employee non-solicitation, and non-disclosure obligations.

Individual Accountability. Our compensation program is designed to ensure that our named executive officers remain focused on individual operational and financial goals to build the foundation for our long-term success.

Review of Compensation Peer Group. Our Compensation Committee reviews and adjusts, when necessary, our compensation peer group annually to make sure that it remains relevant and appropriate as a comparison for our executive compensation program.

Executive Leadership Team Compensation Structure

To achieve its overarching objectives, our executive compensation program consists of the following three principle elements:

Compensation Element	Characteristics	Purpose	Philosophy

Base salary	Fixed annual compensation that provides a competitive level of base compensation.	Compensate senior executives for their level of experience and responsibility.	We believe base salary should be competitive, and we target it at the 50th percentile of our peer group.
Annual performance-based cash incentive awards	Variable annual cash compensation opportunity funded based on objective Company performance targets (revenue and operating income) and paid based on subjective measures of individual performance.	Motivate and reward senior executive for performance against short-term Company goals.	We believe in providing appropriate incentive to drive the Company’s short-term financial and operational objectives. This incentive opportunity is targeted at the 75th percentile of our peer group.
Equity awards

Variable equity compensation granted annually, usually, in the form of restricted stock units (RSUs) or stock options.  While the awards are based on the individual performance and the Company’s performance in the year granted, the incentive links directly to the Company’s performance over time as equity vests.

Motivates and retains senior executives during the multi-year vesting period and focuses them on longer term performance objectives by aligning their interests with those of our stockholders through the vesting period.

We believe that equity grants that vest over multiple years encourage the executive management team to focus on the long-term stock value appreciation. The incentive provides a market competitive equity grant targeted at 75th percentile of our peer group.

.

In addition to these primary components of compensation, our senior executives are also eligible to participate in our general health and welfare programs, 401(k) plan, life insurance program and other employee benefit programs.  Although to be competitive, we pay as perquisites all or a portion of certain named executive officers’ healthcare premiums, we believe that perquisites should be limited in scope and value, and, historically, they have not constituted a significant portion of executive compensation.

OVERSIGHT OF OUR EXECUTIVE COMPENSATION PROGRAM

Role of the Compensation Committee

Our Compensation Committee determines all compensation for members of our executive leadership team, including our named executive officers, on an annual basis. In doing so, the Compensation Committee:

•   Evaluates the compensation received during the year by each executive, and considers the Company’s performance, the individual performance of each executive and his/her skills, experience and responsibilities to determine if any change in the executive’s compensation is appropriate.

•   Reviews with the Chief Executive Officer the performance of the other named executive officers.

•   Reviews peer group data and the advice of the compensation consultant as a measure of the competitive market for executive talent in our industry.

•   Considers the executive’s contribution to the Company’s overall operating effectiveness, strategic success and profitability, and considers the quality of the executive’s decision making.

•   Considers the executive’s role in developing and maintaining key client relationships.

•   Considers the Company’s financial results for the year and how the executive contributed to these results, but does not adhere to strict formulas to determine the mix of base salary, equity grants, and cash incentives.

•   Evaluates the level of responsibility, scope, and complexity of such executive’s position relative to other Company executives.

•   Determines the composition and amount of compensation for each named executive officer and uses its subjective judgment in determining the amount of each compensation element in order to retain and motivate current executives.

•   Assesses the executive’s leadership growth and management development over the past year.

The Compensation Committee utilizes these subjective factors because it believes they are critical to increasing stockholder value. These factors are not quantified or weighted for importance; and the Compensation Committee’s use of these factors is tied directly to the individual role and the responsibilities of each executive officer. For example, greater weight may be given to the role of developing and maintaining key client relationships for the Executive Vice President, Global Markets and Industries due to his responsibilities for overseeing sales operations, while greater weight will be given to contribution to our overall operating effectiveness, strategic success and profitability, and completion of strategic projects, among other factors, for the Chief Financial Officer, given her responsibilities relating to our financial performance and growth.

Funding for performance-based cash incentives and our equity grants are based on objective Company performance targets set at the beginning of each year. As a result, there is uncertainty with respect to the achievement of these funding targets at the time they are set. The Compensation Committee has the authority to modify the funding for these variable incentives, in its sole discretion, when material changes in the business warrant it.

Our ability to achieve the funding target is heavily dependent not only on factors within our control, but also on current economic conditions, foreign exchange rate movements, weather events, and other performance variables outside of our control. In measuring our performance against pre-determined performance targets, the Compensation Committee may make (and over the years has made) adjustments to these targets for items outside of the executive leadership team’s control.

In addition to its discretion with respect to the performance-based cash incentives and equity grants, the Compensation Committee may from time to time determine that funding should be provided outside of the objective Company performance criteria to fund discretionary bonuses to retain or to reward executive officers for their exceptional efforts (measured on an individual, subjective basis) during those years in which our actual performance resulted in a lower than anticipated level of funding for the variable incentives. Although the Committee has this discretion, it utilizes it infrequently to maintain the integrity of the Company’s compensation structure and philosophy.

Because they include material subjective components, our performance-based cash incentives do not meet the requirements for exempt performance-based compensation under Section 162(m) of the Internal Revenue Code. In the future, the Compensation Committee will continue to consider whether to make awards that satisfy the “qualified performance-based compensation” requirements of Section 162(m) in order to maximize tax deductibility of executive compensation, while balancing the interests of our stockholders and the most appropriate methods and approaches for the design and delivery of compensation to our named executive officers.

How We Use Compensation Consultants

From time to time, at its discretion, the Compensation Committee retains services of compensation consultants, law firms and other professionals, on an as-needed basis, to act as independent advisors to the Compensation Committee. In selecting its consultants, the Committee takes measures to assure that no member of our Board or any named executive officer has any affiliations with such consultants.  The Committee requires that all its consultants provide it with annual certification of their independence.

In 2014, the Compensation Committee utilized the services of Compensia, Inc., an executive compensation consulting firm (Compensia). The Committee did not use services of other advisors in 2014, but they were available to the Committee as directed by the Committee chair.

Compensia

At least every other year, Compensia provides the Compensation Committee with independent compensation advice on various aspects of executive compensation, including:

•   A periodic review of our compensation practices, trends and philosophy;

•   A competitive assessment of our executive compensation levels and pay-for-performance linkage;

•   An analysis of peer group companies that compete with us and that follow similar compensation models, along with benchmark compensation and benefits data for the peer group;

• A review of our equity award and cash incentive programs; and • Assistance in developing recommendations for compensation for our executive officers, including our named executive officers.

When asked to provide advice to the Compensation Committee, Compensia takes its direction solely from, and provides reports to, the Compensation Committee, or members of our human capital department at the direction of and on behalf of the Compensation Committee. All costs of Compensia’s services are paid by the Company at the direction of the Compensation Committee chair. Although Compensia provides recommendations on the structure of our compensation programs, Compensia does not determine the amount or form of compensation for any of our named executive officers. From time to time, Compensia also provides advice to the Company.  In 2014, the Company used Compensia to complete an independent executive compensation review.  We do not use Compensia for services outside of executive compensation. At the request of the Compensation Committee, Compensia annually confirms its independence in writing to the Compensation Committee as it did in 2014.

How We Use Peer Group, Survey and Benchmark Data

Each year, the Compensation Committee reviews the competitiveness of our compensation program.  For 2014, the Compensation Committee, with the assistance of our human capital department, identified a peer group of companies for 2014.  The peer group for 2014 included:

• Acxiom Corporation • Convergys Corporation • DST Systems • ExlService Holdings • Fair Isaac	• FTI Consulting, Inc. • ICF International • IGATE • Insperity, Inc. • Interactive Intelligence	• Sapient • Syntel • Sykes Enterprises Incorporated • TrueBlue • West Corporation

The Compensation Committee selected this peer group because the companies in the group are in the same or similar industries, compete with us for executive talent, follow similar compensation models and are of a similar size. The Compensation Committee reviews the compensation practices of this peer group to effectively design compensation arrangements to attract new executives in our highly competitive, rapidly changing markets and to confirm proper levels of compensation for our named executive officers.

This peer group data for executive officers performing the same or similar roles is one factor the Compensation Committee uses in establishing named executive officer base salaries (which, in 2014, the Compensation Committee targeted at the 50th percentile of the peer group), and performance-based cash incentive and equity grants (which, in 2014, the Compensation Committee targeted at the 75th percentile of the peer group), and in otherwise determining the overall mix of equity grants, cash incentives, and base salaries for executive compensation. The Compensation Committee does not adhere to strict formulas, benchmarking or its review of this peer group data to determine the mix of our executive’s compensation elements.  The peer group data is not a definitive or dispositive factor in the Compensation Committee’s compensation decisions.

CEO COMPENSATION

Mr. Tuchman, our Chief Executive Officer, beneficially owns over 65 percent of the Company.  His interest in the Company’s performance, therefore, is very closely and personally aligned with that of our other stockholders. Mr. Tuchman believes that compensation for his services should be in the form of a return on his investment in the Company. At Mr. Tuchman’s request, the Compensation Committee approved Mr. Tuchman’s base salary to be $1 per year. Mr. Tuchman’s salary has remained at this level since 2012. Prior to the Committee’s determination of any incentive awards for 2014, Mr. Tuchman advised the Compensation Committee that he did not desire to receive any cash incentive or equity grants.

2014 BASE SALARY COMPENSATION FOR NAMED EXECUTIVE OFFICERS

The Compensation Committee analyzed benchmarks for competitive base salaries using the peer group as described above, targeting the 50th percentile overall as the guide for executive leadership team’s base salary.  Based on these benchmarks, in 2014, the Compensation Committee approved a base salary increase for Martin F. DeGhetto from $375,000 to $400,000. In the first quarter of 2015, the Compensation Committee increased Regina M. Paolillo’s salary from $375,000 to $400,000. The Committee determined that the base salaries for the other named executive officers were in line with targets, with the exception of Mr. Tuchman’s base salary which has been set at $1 based on Mr. Tuchman’s request.  Base salaries for our named executive officers during 2013, 2014 and for the remainder of 2015 have been and will be as follows:

Executive	Base Salary			Considerations for Base Salary Determination
	2015	2014	2013
Kenneth D. Tuchman	$ 1	$ 1	$ 1	As requested by Mr. Tuchman
Regina M. Paolillo	$400,000	$375,000	$375,000	Based on complexity of the role and market benchmark
Martin F. DeGhetto	$400,000	$400,000	$375,000	Adjusted per peer group
Judi A. Hand	$350,000	$350,000	$350,000	Based on the role, performance and peer group
Brian A. Shepherd	- [1]	$450,000	$450,000	As contractually agreed in 2013

1 Mr. Shepherd resigned his position at TeleTech effective January 31, 2015.

2014 PERFORMANCE-BASED CASH INCENTIVE AWARD

Performance-Based Cash Incentives Funding Criteria

The Compensation Committee of the Board resets the variable cash incentive award funding targets at the beginning of each year.  In 2014, the Committee has selected revenue and operating income in setting our variable incentive funding targets because these targets are consistent with the Company’s long-term growth objectives and align the interests of management with the interests of our stockholders.  As part of its compensation philosophy, the Committee set reasonable stretch targets that are difficult to achieve, but which it believes are achievable.

For purposes of cash incentives paid in 2014 for 2013 performance, the Compensation Committee approved the award of $1.55 million to named executive officers, based on their performance against 2013 revenue and operating income targets, as adjusted. The equitable adjustments to the 2013 results of operation, for variable cash incentive determination, were determined by the Compensation Committee for events outside of the Company’s direct control, such as foreign exchange fluctuations not reasonably capable of being hedged, impacts of transaction costs of unbudgeted acquisitions and asset divestitures (including non-cash accounting treatment of such transactions), and acts of God (weather and natural disasters). The adjusted 2013 revenue and operating income results measured against the targets are as follows:

Performance-Based Cash Incentive Funding Metrics	2013 Target	2013 Performance	Adjusted 2013 Performance	Total 2014 Performance-Based Cash Award Funding for 2013 Performance
Annual Revenue	$1.215 - 1.240 billion	$ 1.19 billion	$ 1.21 billion
Operating Income	$112.4 - 117.8 million	$101.4 million	$112.9 million	$11.9 million

Achievement at the 100 percent level for annual revenue and operating income targets in 2013 would have resulted in the funding of the cash incentives for named executive officers at $2.2 million.  Failure to achieve minimum annual revenue and operating income targets in 2013 would have resulted in zero funding for the cash incentives. Because the Company’s adjusted performance fell within the range of our 2013 targets, the amount of cash incentives paid to our named executive officers reflected our adjusted performance relative to our target range.

For purposes of cash incentives paid in 2015 for 2014 performance, the Compensation Committee approved the award of $1.09 million to named executive officers, based on their achievement of 2014 revenue and operating income results, as adjusted, against the annual targets as shown in the table below.  The equitable adjustments to the 2014 actual results were determined by the Compensation Committee by factoring in the strong performance of the overall business adjusted for the considerable challenges in the Customer Technology Services business segment which significantly missed its 2014 operating income targets due to execution and market factors.  The Committee wished to balance the Company’s commitment to use objective and pre-determined funding criteria with the positive momentum in the remaining business segments of the Company and the importance of rewarding and retaining high performing, critical talent while maintaining operating income performance consistent with the Company’s guidance.

The adjusted 2014 revenue and operating income results measured against the targets as follows:

Performance-Based Cash Incentive Funding Metrics	2014 Target	2014 Performance	Adjusted 2014 Performance	Total 2015 Performance-Based Cash Award Funding for 2014 Performance
Annual Revenue	$1.24 – $1.26 billion	$ 1.24 billion	$ 1.24 billion
Operating Income	$108 – $131 million	$96.4 million	$110.2 million	$9.7 million

Achievement at the 100 percent level for annual revenue and operating income targets in 2014 would have resulted in the funding of the cash incentives at $3.15 million to the named executive officers. Subject to the Compensation Committee adopting adjustments to the funding criteria for the 2014 performance-based incentive pool, the failure to achieve minimum annual revenue and operating income targets in 2014 would have resulted in zero funding of the cash incentives.

Individual Performance Targets and Awards for Performance-Based Cash Incentives

If and when any cash incentives are available, based on the overall performance of the Company, how the funds are allocated to each named executive officer is determined by the Compensation Committee, at its discretion, based on the recommendation of the Chief Executive Officer, and based on the Committee’s view of the executive’s contribution to the execution of the Company’s strategic priorities as set forth below:

Strategic Priorities	Performance Objectives

•  Deliver profitable top-line growth

•  Continuously innovate customer experience

•  Drive market adoption of emerging solutions

•  Execute strategic and accretive acquisitions

•  Enhance the TeleTech client and employee experiences

• New business signed and revenue growth • Improved Operating Income and free cash flow • Client satisfaction and retention • Employee satisfaction and retention • Overhead efficiency

There is no formulaic tie between the Company’s financial results and the amount of the cash incentives payable to individual executives under the variable cash incentive plan, once the minimum target levels of financial performance necessary to fund the plan, as determined by the Compensation Committee, are achieved by the Company.

Our cash incentives do not provide for the adjustment or recovery of amounts paid to a named executive officer if the results in a previous year are subsequently restated or adjusted in a manner that would have originally resulted in a smaller award.

Cash Incentives Paid in 2014

In 2014, Compensation Committee awarded cash incentives to the named executive officers for 2013 performance as follows:

Named Executive Officer	Target Cash Incentives % Base Salary	Cash Incentives Paid in 2014 for 2013 Performance	Basis for Cash Incentive Award
	Target	Actual
Kenneth D. Tuchman	0%[1]	--	N/A
Regina M. Paolillo	160%	$400,000	Based on Ms. Paolillo’s contribution to 2013 financial performance, including operating income improvement and overhead efficiencies.
Martin F. DeGhetto	123%	$500,000	Based on Mr. DeGhetto’s contribution to the revenue growth and operating income improvements due to the Customer Management Services business segment’s performance.
Judi A. Hand	136%	$150,000	Based on Ms. Hand’s contribution to TeleTech’s performance through the Customer Growth Services segment performance.
Brian A. Shepherd	125%[2]	$500,000	Based on a guaranteed bonus as reflected in Mr. Shepherd’s employment contract.

1 As noted elsewhere in these Proxy materials, Mr. Tuchman has elected to forego participation in the Company’s discretionary cash incentive awards program.

2  Represents a guaranteed bonus under Mr. Shepherd’s employment agreements.

Cash Incentives Paid in 2015 With Respect to 2014 Performance

In February 2015, the Compensation Committee awarded cash incentives to the named executive officers for 2014 performance as follows:

Named Executive Officer	Target Cash Incentives % Base Salary	Cash Incentives Paid in 2015 with Respect to 2014 Performance	Basis for Cash Incentive Award
	Target	Actual
Kenneth D. Tuchman	0%[1]	--	N/A
Regina M. Paolillo	200%	$392,100	Based on Ms. Paolillo’s significant contribution to strategy execution and the overhead efficiencies.
Martin F. DeGhetto	200%	$370,000	Based on Mr. DeGhetto’s contribution to the revenue growth and operating income improvements resulting from the Customer Management Services business segment’s 2014 performance.
Judi A. Hand	200%	$325,000	Based on Ms. Hand’s contribution to TeleTech’s performance through the Customer Growth Services segment’s 2014 performance.
Brian A. Shepherd	200%	$0	Mr. Shepherd resigned his employment with TeleTech effective January 31, 2015.

1 As noted elsewhere in these Proxy materials, Mr. Tuchman has elected to forego participation in the Company’s discretionary cash incentive awards program.

2014 Equity Grants

In 2014, the Compensation Committee considered whether equity awards were warranted in light of the Company’s performance, peer company benchmarks and each individual named executive officer’s performance. Based on this review, the Committee determined to make restricted stock unit (RSU) grants to our named executive officers.  The primary characteristics of the RSUs being granted were:

•     Annual RSU grants vested in four-year increments with 25 percent of the award vesting on each of the award anniversary dates.

•     Executive officer must remain employed by the Company through the vesting date for each portion of the grant to vest.

•     The awards are structured to have a strong retention value and align executives’ interests to stockholders’ interest over a longer term.

•     RSUs provide a long-term incentive to balance shorter-term incentives provided by cash awards and base salaries.

•     Vesting of RSUs may be affected by a change of control, as discussed below under “Executive Compensation Tables - Potential Payments upon Termination or Change in Control”.

In 2014, the Compensation Committee made the following RSU grants to Ms. Paolillo, Mr. DeGhetto, Ms. Hand, and Mr. Shepherd. Ms. Paolillo’s RSU grant vests in four installments over a five-year period with the first vesting of 40 percent of the grant occurring on the second anniversary of the grant and the remainder vesting in three equal installments on the third, fourth and fifth anniversaries of the grant. Mr. DeGhetto’s, Ms. Hand’s and Mr. Shepherd’s grants vesting in four equal installments on each of the following four anniversaries of the grant through 2018, subject to continued employment with the Company.

Named Executive Officer	FMV 2014 RSU Grant	2014 RSU Grant	Considerations for 2014 Determination
Kenneth D. Tuchman	$0	0 Shares	Mr. Tuchman requested that the Committee provide no equity grant for him in 2014.
Martin F. DeGhetto	$999,990	33,944 Shares	Mr. DeGhetto’s award reflects the strong performance of Customer Management business segment.
Regina M. Paolillo	$1,640,250	75,000 Shares

Ms. Paolillo’s grant was based on her performance in 2013 and the Committee’s desire to compensate Ms. Paolillo for the forfeiture of her welcome grant that was performance based on metrics that were entirely outside of her control.

Judi A. Hand	Up to $999,990	TBD based on 2014 performance	Ms. Hand’s award was performance based and aligned with specific revenue and operating income targets for Customer Growth Services business segment in 2014 further explained below.
Brian A. Shepherd	$750,000	25,458 Shares	Mr. Shepherd’s award was made based on the Customer Strategy Services business segment performance in 2013.

The Compensation Committee considered Ms. Hand’s 2013 performance and determined that her 2014 equity grant should be contingent on specific performance targets for the business segment that she runs.  The Committee approved an RSU grant of up to $1 million dollars in value, based on the 2014 performance of Customer Growth Services business segment that she is responsible for leading.  The actual value of the grant that Ms. Hand would receive was to be based on the revenue and operating income levels achieved by the Customer Growth Services segment in 2014 against targets, as established by the Committee. Like other RSU grants to named executive officers, Ms. Hand’s grant vests in four equal annual installments through 2018, subject to continued employment with the company.  Although the potential value of this award was up to $1 million dollars, Ms. Hand’s actual award resulted in 8,394 RSUs valued at $247,238 at the time of the grant, based on the Customer Growth Services segment’s 2014 revenue of $115,433,634  and operating income of $7,310,386.

Employment Agreements

From time to time, we have entered into employment agreements with senior executive officers, including three of our named executive officers: Messrs. Tuchman and Shepherd and Ms. Paolillo. As a matter of policy, the Company does not enter into employment agreements, except in circumstance when required to do so by law or in special circumstances when management believes that such agreements are necessary to attract an executive or retain an executive in light of market conditions.  The Compensation Committee reviews, but is not required to approve, employment agreements with senior executive officers, except our Chief Executive Officer and Chief Financial Officer.  The primary compensation terms of our employment agreements with those named executive officers who have the agreements are summarized below.

Tuchman Agreement	Paolillo Agreement	Shepherd Separation Agreement

•        TeleTech entered into an employment agreement with Mr. Tuchman in 2001.

•        Base Salary and Incentives. Pursuant to the terms of the agreement, Mr. Tuchman is entitled to base salary, annual cash and equity incentives. But beginning in 2012, Mr. Tuchman requested that the Compensation Committee limit his base compensation to $1, and awarded him no annual cash or equity incentives.

•        Benefits. Mr. Tuchman and members of his family are entitled to participate in all TeleTech employee benefits at company expense.

•        Life Insurance. The Company agreed to provide Mr. Tuchman with $4,000,000 term life insurance policy, premiums fully paid by the company. The policy is owned by Mr. Tuchman and may continue post termination of employment, subject to Mr. Tuchman paying all the premiums.

•        Severance. Subject to customary releases, Mr. Tuchman is entitled to severance in the amount of 24 months of base pay, if he is terminated without cause or terminates his employment for “good reason”.

•        Change in Control Provisions. The employment agreement provides for change in control provisions that result in accelerated vesting of all unvested equity awarded to Mr. Tuchman, subject to certain conditions that have been superseded by change in control provisions of specific equity grant documents (see, “Executive Compensation Tables - Potential Payments upon Termination or Change in Control” section of the Proxy).

•        Non-Disparagement. The agreement provides that on separation of affiliation, whatever the reason, TeleTech will refrain from any comments regarding Mr. Tuchman and his affiliation with TeleTech. The breach of this provision provides for $200,000 liquidated damages payment.

•        TeleTech entered into an employment agreement with Ms. Paolillo in 2011.

•        Base Salary. Entitled to receive base salary of at least $375,000 amended from time to time at Company’s discretion (Ms. Paolillo’s base salary has been adjusted by the Compensation Committee to $400,000 effective 2015).

•        Annual Cash Incentives. Guaranteed cash bonus during 2012, with the right to participate in annual incentive plan starting in 2013 (for 2012 performance) and every year thereafter, with a target of 100% of base salary and an opportunity to a higher bonus as determined by the Compensation Committee based on the Company’s performance and the executive’s performance. (The agreement provides no cap on the bonus potential but states that the amount payable may be zero; in 2014, the Committee approved a 200% target for all EC members including Ms. Paolillo.)

•        Equity Grants. The agreement provides for a time-based restricted stock unit (RSU) grant in the amount of 100,000 shares vesting over four years with the first tranche vesting on the second anniversary of the grant (in 2013) and remainder vesting in 2014 and 2015 on grant anniversary dates. The agreement also provides for performance-based RSU grant in the amount of 100,000 units that vests based on targeted revenue and operating margin by the end of 2014. (The metrics with respect to this grant were not achieved and the grant forfeited). Also, the agreement provides for the grant of 150,000 stock options vesting over a four-year period based on performance metrics tied to TeleTech stock price (The metrics for this grant have not been met to date).

•        Benefits. Employee is entitled to participate in all customary benefits; provided however that the company will pay for $4,000,000 of life insurance for the duration of Ms. Paolillo’s employment with the company.

•        Severance. Subject to customary releases, Ms. Paolillo is entitled to severance in the amount of 12 months of base pay if she is terminated without cause.

•        In 2012, TeleTech entered into an employment agreement with Mr. Shepherd that provided guaranteed base salary of $450,000, and annual cash and equity incentives.

•        In January 2015, this employment agreement was superseded by a separation agreement.

•        Severance. Subject to customary releases, TeleTech agreed to pay Mr. Shepherd severance in the amount of 12 months of base pay, as it was required to do pursuant to his employment agreement.

•        Additional Incentives. To assure orderly transition of Mr. Shepherd’s responsibilities for the Customer Technology and Customer Consulting Services business segments and to secure extended restrictive non-compete and employee and client non-solicitation covenants, the Company agreed to pay Mr. Shepherd an additional severance in the amount of $750,000 payable in 12 annual installments.

•        Equity Forfeiture. Mr. Shepherd forfeits all TeleTech equity (RSUs) awarded to him when he started employment with the Company, and as part of annual grants in 2013 and 2014, as long as the equity has not vested as of the separation date.

•        Medical Benefits. The company also agreed to pay for Mr. Shepherd’s executive physical and other medical benefits in the amount of $5,400 (grossed up for income tax purposes).

•        Restrictive Covenants. Mr. Shepherd agreed not to compete with the company for a period of 12 months post separation, and not to solicit employees or clients for a period of 20 months past separation. Breach of this covenant shall result in the immediate forfeiture of all severance payment due and in additional payments for damages.

•        Non-Disparagement. The parties agreed to mutual non-disparagement and non-defamation undertakings.

Provisions in our named executive officers’ employment agreements relating to severance, termination and change-in-control are discussed in greater detail in the under section below entitled “Executive Compensation Tables - Potential Payments upon Termination or Change in Control.”

Compensation Risk Assessment

As discussed above under the heading “Board’s Role in Our Risk Management,” annually we conduct an assessment of our compensation policies and practices for all employees. We review and discuss the results of this assessment with the Compensation Committee. Based upon this assessment, review and discussion, we believe that our compensation policies and practices do not create unreasonable risk to the business.

TAX AND ACCOUNTING CONSIDERATIONS

Limitations on the Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), unless certain exceptions apply, no tax deduction is allowed for annual compensation in excess of $1 million paid to our principal executive officer, our principal financial officer and three other most highly compensated executive officers unless it qualifies as “performance- based compensation,” based upon performance criteria that have been disclosed to and approved by stockholders before the payment of such compensation is made. Performance-based compensation qualifying under Section 162(m), among other requirements, must be payable only upon attainment of pre-established, objective performance goals that were established by a Board or its committee that consists of “outside directors” only.

Section 409A of the Code imposes additional income taxes on executive officers for certain types of deferred compensation that do not comply with Section 409A. In 2008, we revised several of our compensation plans and agreements with technical changes designed to cause any nonqualified deferred compensation payable under such plans and agreements to comply with, or be exempt from, Section 409A. We did so because we provide certain executives, including our named executive officers, with the opportunity to contribute all or a portion of their salaries or cash incentives to a deferred compensation plan. We do not provide deferred compensation to the named executive officers in excess of their individual contributions.

Accounting Considerations

The Compensation Committee also considers the accounting and cash flow implications of our executive compensation program. In our financial statements, we record salaries and cash incentives as expenses in the amount paid, or to be paid, to the named executive officers. Accounting rules also require us to record equity awards as an expense in our financial statements even though equity awards are not paid as cash to employees. The accounting expense of equity awards to employees is calculated in accordance with the guidance in FASB ASC Topic 718. The Compensation Committee believes, however, that the advantages of equity compensation programs, as discussed above, outweigh the non-cash compensation expense associated with them.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for 2014

The following table sets forth the compensation for the services in all capacities to us and our subsidiary companies for the years ended December 31, 2014, 2013 and 2012 of our Named Executive Officers:

Name and Principal Position	Year	Salary ($)	Bonus($)[1]	Stock Awards ($)[2]	Option Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)

Kenneth D. Tuchman	2014	1	–	–	–	–	99,503	61,720	161,224
(Chief Executive Officer)	2013	1	–	–	–	–	301,856	58,747	360,604
	2012	78,078	–	–	–	–	180,817	60,462	319,357
Martin F. DeGhetto (Executive Vice President Customer Management Services)	2014	392,692	–	999,990	–	500,000	–	38,942	1,931,624
	2013	370,481	–	317,497	–	315,000	–	52,463	1,055,441
	2012	340,385	–	390,250	–	–	–	35,325	765,960
Judi A. Hand (Executive Vice President, Customer Growth Services)	2014	350,000	–	999,990	–	150,000	–	65,180	1,565,170
	2013	350,000	–	–	–	175,000	–	26,321	551,321
	2012	350,000	–	–	–	–	–	27,556	377,556
Regina M. Paolillo (Executive Vice President, Chief Administrative and Financial Officer)	2014	375,000	–	1,640,250	–	400,000	88,404	12,106	2,515,760
	2013	375,000	–	317,497	–	315,000	202,896	16,022	1,226,415
	2012	375,000	350,000	1,689,000	–	–	18,776	8,817	2,441,593
Brian A. Shepherd (Executive Vice President, Customer Strategy and Technology Services)	2014	450,000	–	749,993	–	500,000	2,058	80,665	1,782,716
	2013	398,647	–	1,374,750	–	–	–	29,091	1,802,488
	2012	–	–	–	–	–	–	–	–

1     Amounts are discretionary cash bonus payments and sign-on bonus payments outside of the discretionary performance-based cash incentive awards that are not subject to pre-established and communicated performance measures. Discretionary bonuses are paid in the first quarter of the year following the year for which such bonus was awarded and sign-on bonuses are generally paid at the time of hire.

2     Amounts were calculated pursuant the guidance in FASB ASC Topic 718. We calculate the fair value for RSUs based on the closing price of our common stock on the date of grant multiplied by the number of shares granted and assume with regard to performance vesting RSUs, if any, achievement of the maximum performance targets.

3     Amounts are annual discretionary performance-based cash incentive awards payments that are awarded based upon the Compensation Committee’s subjective assessment of each named executive officer’s performance under pre-established and communicated performance measures (specifically, the success factors described above in the section entitled “Compensation Discussion and Analysis” under the headings “How We Determine Executive Compensation—Compensation Committee Determines All Executive Compensation” and “How We Determine Executive Compensation—2014 Cash Incentives-Strategic Objectives”) and were paid during the first quarter of 2014 based on prior year performance.

4     Amounts are summarized below in the section entitled “Nonqualified Deferred Compensation Table.”

5     Amounts are summarized below under the heading “All Other Compensation Table.”

The Summary Compensation Table should be read in conjunction with additional tables and narrative descriptions that follow. The Grants of Plan-Based Awards table, and the accompanying description of the material terms of the RSU awards granted in 2014, provides information regarding the long-term equity incentives awarded to Named Executive Officers in 2014. The Outstanding Equity Awards at Year-End and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)[1]	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year($)[2]	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End($)[3]
Kenneth D. Tuchman	–	–	99,503	–	1,944,249
Martin F. DeGhetto	–	–	–	–	–
Judi A. Hand	–	–	–	–	–
Regina M. Paolillo	442,691	–	88,404	–	1,458,280
Brian A. Shepherd	62,633	–	2,058	–	64,691

1       Amounts set forth in this column are included in “Salary,” “Bonus” and/or “Non-Equity Incentive Plan” compensation columns of the Summary Compensation Table above for the named executive officers.

2       Amounts set forth in this column are included in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the Summary Compensation Table above for the named executive officers.

3       Amounts set forth in this column were reported as compensation to the named executive officers in the Summary Compensation Table for 2014 and previous years.

All Other Compensation Table

The following table describes the perquisites and other compensation received by the named executive officers during 2014:

Perquisite	Mr. Tuchman	Ms. Paolillo	Mr. DeGhetto	Ms. Hand	Mr. Shepherd
Use of Aircraft	–	–	–	–	–

Automobile	$33,952	–	–	–	–

Executive Health/Dental/Vision Premiums	$23,219	$ 6,382	$23,219	$22,558	$ 3,510

Group Term/Executive Life Premiums	$ 774	$ 774	$10,773	$ 2,756	$ 270

Deferred Death Benefit	$ 3,775	–	–	–	–

401(k) Plan Matching Contributions	–	$ 4,950	$ 4,950	$ 4,425	$10,915

Relocation	–	–	–	$35,441	$65,190

Cell Phone Allowance	–	–	–	–	–

Total	$61,720	$12,106	$38,942	$ 65,180	$80,665

Grants of Plan-Based Awards

Each of the Non-Equity Incentive Plan Awards reported in this “Grants of Plan-Based Awards” table refers to discretionary performance-based cash incentive award payments. The material terms of these incentive awards are described in the section entitled “Compensation Discussion and Analysis.” The following table sets forth information about the discretionary performance-based cash incentive awards or discretionary cash bonuses for the named executive officers in 2014 and the RSU stock awards to each named executive officer during 2014:

		Future Payouts Under Non- Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)[2]	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Estimated Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)[3]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Kenneth D. Tuchman	–	–	–	–	–	–	–	–	–	–	–
Martin F. DeGhetto	7/01/2014	0	800,000	No Maximum	–	–	–	33,944	–	29.46	999,990
Judi A. Hand	7/01/2014	0	700,000	No Maximum				33,944		29.46	999,990
Regina M. Paolillo	2/20/2014	0	750,000	No Maximum	–	–	–	75,000	–	21.87	1,640,250
Brian A. Shepherd	7/01/2014	0	900,000	No Maximum	–	–	–	25,458	–	29.46	749,993

1    Amounts set forth in these columns are based on estimated future payouts for 2014 discretionary performance-based cash incentive awards. Mr. Tuchman has elected not to participate in prior year discretionary performance-based cash incentive awards and he again elected not to receive such awards for 2014. However, on December 31, 2014, Mr. Tuchman was still eligible to receive payments for such awards.

2    Amounts set forth in this column represent the number of shares underlying time-in-service based RSU awards. For Judi Hand, amount set forth in this column represents the number of shares underlying performance-based RSU awards.

3    Amounts set forth in this column represent the grant date fair value as determined pursuant to the guidance in FASB ASC Topic 718. We calculate the fair value for RSUs based on the closing price of our common stock on the date of grant multiplied by the number of shares granted.

Outstanding Equity Awards at Year-End

The following table presents information regarding the outstanding equity awards held by each of the named executive officers as of December 31, 2014, including the vesting dates for the portions of these awards that had not vested as of that date. All equity awards listed below were issued from our Equity Incentive Plans.

		Options Awards				Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (#)[2]

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(j)	(k)

Kenneth D. Tuchman	11/4/2005	800,000	–	11.35	11/4/2015	–	–	–	–

Martin F. DeGhetto	3/4/2011	–	–	–	–	25,000[9]	592,000	–	–
	3/5/2012	–	–	–	–	15,000[10]	355,200	–	–
	4/1/2013	–	–	–	–	11,948[8]	282,929	–	–
	7/1/2014	–	–	–	–	33,944[11]	803,794	–	–
Judi A. Hand	7/1/2014	–	–	–	–	–	–	33,944[12]	803,794

Regina M. Paolillo	11/15/2011	–	150,000[3]	17.31	11/15/2021	50,000[4]	1,184,000	100,000[5]	2,368,000

	11/1/2012	–	–	–	–	60,000[6]	1,420,800	–	–
	4/1/2013	–	–	–	–	11,948[7]	282,929	–	–
	2/20/2014	–	–	–	–	75,000[8]	1,776,000	–	–

Brian A. Shepherd[14]	2/20/2013	–	–	–	–	75,000[13]	1,776,000	–	–

	7/1/2014	–	–	–	–	25,458[11]	602,845	–	–

1     The dollar amounts are determined by multiplying (i) the number of shares or units reported by (ii) $23.68 (the closing price of our common stock on December 31, 2014, the last trading day of 2014).

2     The dollar amounts are determined by multiplying (i) the number of shares or units reported by (ii) $23.68 (the closing price of our common stock on December 31, 2014, the last trading day of 2014).

3     The unvested portion of these performance-based Non-Qualified Stock Options vests over 6 years, with 16,666 shares eligible for vesting on December 31, 2014, 16,667 shares eligible for vesting on December 31, 2015, 16,667 shares eligible for vesting on December 31, 2016 and 100,000 shares eligible for vesting on December 31, 2017, with vesting of each tranche subject to satisfaction of performance-based criteria.

4     The unvested portion of this time-in-service-based RSU award is scheduled to vest on November 15, 2015, subject to continued employment.

5     The unvested portion of this performance-based RSU was eligible for vesting on December 31, 2014.

6     The unvested portion of this time-in-service-based RSU award vests in three equal annual installments beginning on November 1, 2015 and on each anniversary thereafter, subject to continued employment.

7     The unvested portion of this time-in-service-based RSU award vests in four equal annual installments beginning on April 1, 2015 and on each anniversary thereafter, subject to continued employment.

8     The unvested portion of this time-in-service-based RSU award vests in five equal installments beginning on February 20, 2015, subject to continued employment.

9     The unvested portion of this time-in-service-based RSU award is scheduled to vest on March 4, 2015, subject to continued employment.

10   The unvested portion of this time-in-service-based RSU award vests in three equal annual installments beginning on March 5, 2015 and on each anniversary thereafter, subject to continued employment.

11   The unvested portion of this time-in-service-based RSU award vests in four equal installments beginning on July 1, 2015 and three equal installments vesting on each anniversary thereafter, subject to continued employment.

12   The unvested portion of this performance-based RSU was eligible for vesting December 31, 2014.

13   The unvested portion of this time-in-service-based RSU award vests in four installments beginning with 40 percent vesting on February 20, 2015 and three equal installments vesting on each anniversary thereafter, subject to continued employment.

14   Mr. Shepherd resigned from TeleTech effective January 31, 2015.

Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options by named executive officers during 2014, and on the vesting of RSUs held by named executive officers during 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)[1]
Kenneth D. Tuchman	75,000	1,817,250
Martin F. DeGhetto	20,486	496,931
Judi A. Hand	33,750	852,263
Regina M. Paolillo	47,986	1,204,981

1       The dollar amounts above for stock awards are determined by multiplying (i) the number of shares of common stock to which the vesting of the RSU related by (ii) the per-share closing price of our common stock on the date of vesting.

Potential Payments upon Termination or Change in Control

The stock option and RSU agreements with the named executive officers have provisions for accelerated vesting, if there is a change in control of TeleTech. Such vesting occurs on the effective date of a change in control.

Change in Control Defined

As “change of control” is defined as the occurrence of any one of the following events:

•        Business Combination. Any consolidation, merger or other similar transaction (a) involving TeleTech, if TeleTech is not the continuing or surviving corporation, or (b) which contemplates that all or substantially all of the business and/or assets of TeleTech will be controlled by another corporation;

•        Sale of Substantially All Assets.  Any sale, lease, exchange or transfer (in one transaction or several related transactions) of all or substantially all of the assets of TeleTech (a “disposition”); provided, however, that the foregoing shall not apply to any disposition to a corporation with respect to which, following such disposition, more than 51 percent of the combined voting power of the then outstanding voting securities of such corporation is beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of at least 51 percent of the then outstanding common stock and/or other voting securities of TeleTech immediately prior to such disposition, in substantially the same proportion as their ownership immediately prior to such disposition;

•        Liquidation. Approval by the stockholders of TeleTech of any plan or proposal for the liquidation or dissolution of TeleTech, unless such plan or proposal is abandoned within 60 days following such approval;

•        Acquisition of 51% Interest. Acquisition by any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), or two or more persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 51 percent or more of the outstanding shares of voting stock of TeleTech; provided, however, that for purposes of the foregoing, “person” excludes Kenneth D. Tuchman and his affiliates; provided, further, that the foregoing shall exclude any such acquisition (a) by any person made directly from TeleTech, (b) made by TeleTech or any subsidiary, or (c) made by an employee benefit plan (or related trust) sponsored or maintained by TeleTech or any subsidiary; or

•        Control of the Board. If, during any period of 15 consecutive calendar months commencing at any time on or after the RSU or option grant date, those individuals (the “continuing directors”) who either (a) were directors of TeleTech on the first day of each such 15-month period, or (b) subsequently became directors of TeleTech and whose actual election or initial nomination for election subsequent to that date was approved by a majority of the continuing directors then on the TeleTech’s Board of Directors, cease to constitute a majority of the Board of Directors of TeleTech.

As of December 31, 2014, our standard equity grant agreement (for options, restricted stock units or other forms of equity grants for the named executive officers) contained a provision whereby the vesting of such equity grants (which typically have a four-or five-year vesting period) would accelerate immediately upon the occurrence of a change in control event without occurrence of any other triggering events.

Employment agreements of some of our named executive officers include guaranteed severance provisions that may be different from amounts provided for in the TeleTech’s severance policy.  The following table lists the named executive officers (except Mr. Brian Shepherd whose employment terminated on January 31, 2015 and who has no further entitlements except as provided in his separation agreement) and the estimated amounts they would have become entitled to on December 31, 2014: (a) upon termination without cause or resignation for good cause; (b) upon termination for cause or voluntary resignation; (c) upon death; (d) upon disability; and (e) upon a change in control occurring on such date:

Change in Control Table

		Termination	Termination
		Without Cause	for Cause
		or Resignation	or Voluntary
		for Good Cause	Resignation			Change in
Name		($)	($)	Death ($)	Disability ($)[1]	Control ($)
Kenneth D. Tuchman	Cash	2	—	—	3,000	2
	Equity Acceleration[2]	—	—	—	—	0
	Continued Benefits[3]	125,134	—	—	—	125,134
	Accidental Death & Dismemberment Insurance (“AD&D”)	—	—	200,000	200,000	—
	Life Insurance	—	—	200,000[4]	—	—
	Total	125,136	—	400,000	203,000	125,136

Martin F. DeGhetto	Cash[5]	400,000	—	—	3,000	400,000
	Equity Acceleration[2]	—	—	—	—	2,033,923
	Continued Benefits	—	—	—	—	—
	AD&D	—	—	200,000	200,000	—
	Life Insurance	—	—	3,649,000[6]	—	—
	Total	400,000	—	3,849,000	203,000	2,433,923

Judi A. Hand	Cash	350,000	—	—	3,000	350,000
	Equity Acceleration[2]	—	—	—	—	803,794
	Continued Benefits	—	—	—	—	—
	AD&D	—	—	200,000	200,000	—
	Life Insurance	—	—	4,200,000[7]	—	—
	Total	350,000	—	4,400,000	203,000	1,153,794
Regina M. Paolillo	Cash	375,000	—	—	31,250	375,000
	Equity Acceleration[2]	—	—	—	—	7,987,229
	Continued Benefits	—	—	—	—	—
	AD&D	—	—	200,000	200,000	—
	Life Insurance	—	—	200,000[4]	—	—
	Total	375,000	—	400,000	231,250	8,362,229

1 Represents one month of short-term disability.

2 Dollar amounts set forth in this row represent the aggregate of: (i) the number of unvested RSUs that would vest upon a change in control multiplied by $23.68, the closing price of our common stock on December 31, 2014; and (ii) the number of unvested stock options that would vest upon a change in control multiplied by the excess of $23.68 over the exercise price of such stock options.

3 Pursuant to his employment agreement, Mr. Tuchman is entitled to receive the value of “continued benefits,” including personal use of the Company aircraft, an automobile allowance, executive health, dental and vision insurance premiums, life insurance premiums, deferred death benefits and 401(k) plan matching contributions, in a lump sum equal to two times the value of personal use of the Company aircraft and automobile allowance as reported in the all other compensation table of the Company’s proxy statement for 2013 and two times the value of executive health, dental and vision insurance premiums, life insurance premiums, deferred death benefits and 401(k) plan matching contributions as reported in the all other compensation table of the Company’s proxy statement for 2014.

4 Includes $200,000 of basic life insurance provided by the Company.

5 Mr. DeGhetto participates in our Severance Pay Plan, which is available to all named executive officers.

6 Includes $200,000 of basic life insurance and a $3,449,000 executive life insurance policy provided by the Company.

7 Includes $200,000 of basic life insurance and a $4,000,000 executive life insurance policy provided by the Company.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2014, the number of shares of our common stock to be issued upon exercise of outstanding options, RSUs, warrants and rights, the weighted-average exercise price of outstanding options, warrants and rights, and the number of securities available for future issuance under equity-based compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, RSUs, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the Second Column)
Equity compensation plans approved by security holders	2,975,077[1]	13.67[2]	1,237,579
Equity compensation plans not approved by security holders	–	–	–
Total	2,975,077		1,237,579

1 Includes options to purchase 1,151,999 shares and 1,823,078 RSUs issued under our equity incentive plans.

2 Weighted average exercise price of outstanding stock options; excludes RSUs, which have no exercise price.

COMPENSATION COMMITTEE REPORT

We evaluate and establish compensation for TeleTech executive officers and oversee the equity-based compensation plans, performance-based cash incentive plans, and other management incentives and perquisite programs.

Management has primary responsibility for TeleTech’s financial reporting and disclosure processes, including disclosure of executive compensation. Within the context of this division of responsibilities between the Compensation Committee and management, the Compensation Committee has reviewed and discussed with management the disclosures regarding executive compensation to be included in the Proxy Statement, and is satisfied that the disclosure fairly and completely represents the philosophy, intent, and actions of the Compensation Committee with respect to TeleTech’s executive compensation.  The Committee, therefore, recommended to our Board that the section entitled “Executive Compensation – Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014.

Compensation Committee
Tracy L. Bahl,	Chair
Gregory A. Conley
Robert N. Frerichs

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1: Election of Directors

We are seeking your support to elect seven candidates who we have nominated to serve on our Board. We believe that these candidates have qualifications and experience appropriate for a public business process outsourcing, technology, and strategic consulting company with operations throughout the world. The Board believes that the nominees have the experience and perspective to guide the Company as we continue our transformation from a customer care business process outsourcing company to a global integrated customer engagement service provider. The candidates also have the experience necessary to support TeleTech as we compete in global markets, innovate, and adjust to rapidly changing technologies, business cycles and client demands. Each member of our Board is elected for a term of one year. Our Board, on the recommendation of the Nominating and Governance Committee, is recommending to stockholders that the following candidates be elected to the Board at the 2015 Annual Meeting. Each candidate is currently a TeleTech director and each has confirmed his willingness to serve.

Director	Age	Director Since	Independent	Qualifications

Kenneth D. Tuchman	55	1994		• Global executive • Customer experience management innovator • TeleTech founder

James E. Barlett	71	2000		• Global CEO experience • Public company director experience

Tracy L. Bahl	53	2013	✓	• Private equity executive • CEO experience • Healthcare experience • Public company experience

Gregory A. Conley	60	2012	✓	• Global CEO experience • Technology and innovation experience

Robert N. Frerichs	63	2012	✓	• Public company director • Consulting services experience • Technology services experience

Shrikant Mehta	71	2004	✓	• International entrepreneurship • Innovation experience

Marc L. Holtzman	55	2014	✓	• Public company director • Financial sector experience • Extensive international experience

If any of the nominees become unable or unwilling to serve, shares represented by valid proxies will be voted FOR the election of such other person as our Board may nominate, or the number of directors that constitutes the full Board may be reduced to eliminate the vacancy.  Those elected to the TeleTech Board at the 2015 Annual Meeting of Stockholders are expected to hold office until the next Annual Meeting and until their respective successors are duly elected and qualified.

Nominations of Directors

While our Board and its Nominating and Governance Committee have not set specific minimum qualifications for director qualifications, they believe that it is important that TeleTech directors, as a group, have the following attributes:

•        Exceptional business savvy and leadership experience;

•        Highest integrity;

•        Public company board experience;

•        Diversity of perspectives;

•        Global/international experience;

•        Industry and technical experience relevant to TeleTech business and aligned with its growth strategy;

•        Financial expertise;

•        Knowledge of our client verticals;

•        Objective, independent and pragmatic approach to business decisions;

•        Good business judgment proven in prior roles;

•        Willingness to devote time and attention to TeleTech’s affairs and its stockholders’ interests, and

•        Appreciation of the role of the corporation in society and commitment to sustainable business strategy.

As part of the nomination process, the Nominating and Governance Committee carefully considers strategic objectives of the Company and evaluates them against the Board composition and skill set of each director. The Nominating and Governance Committee considers potential candidates for membership on the Board of Directors throughout the year based on the recommendations brought forward by members of the Board, members of management, professional executive search firms, and stockholders. When evaluating candidates for recommendation to stand for election to the Board, the Nominating and Governance Committee considers each potential nominee’s skills, experience in areas of current significance to the Company, diversity, independence, the Board’s skills as a group, and the candidates ability to devote adequate time to the Board’s duties. Candidates selected by the Nominating and Governance Committee are recommended to our Board for consideration and the Board recommends the candidates as a nominated slate to stockholders.

In July 2014, in addition to directors elected to the TeleTech Board at the 2014 Annual Meeting of Stockholders, Mr. Marc L. Holtzman was appointed to the Board to augment the Board’s expertise in the financial services vertical and to bring additional global business and public company experience to the Board. Mr. Holtzman was identified as a candidate after an extended search on the recommendation of the Nominating and Governance Committee. This appointment was for a partial term until the next regularly scheduled Annual Meeting of Stockholders.

The Nominating and Governance Committee will consider stockholder recommendations for Board candidates if the names and qualifications of such candidates are submitted in writing to our Corporate Secretary in accordance with our Amended and Restated Bylaws, applicable rules and regulations of the U.S. Securities and Exchange Commission and NASDAQ Stock Market and the notice provisions for stockholder proposals discussed in the section entitled “Additional Information - Next Annual Meeting of Stockholders.” The Nominating and Governance Committee considers properly submitted stockholders nominees in the same manner as it evaluates other candidates.

2015 Director Nominees

Kenneth D. Tuchman

Age: 55

Director since 1994

Mr. Tuchman founded TeleTech’s predecessor company in 1982 and has served as the Chairman of the Board since 1994. Mr. Tuchman served as TeleTech President and Chief Executive Officer from 1994 until 1999 and resumed the position in 2001. Mr. Tuchman is a director of the Tuchman Family Foundation and Wapiti Oil & Gas II, LLC.

Mr. Tuchman has more than 30 years experience in the business process outsourcing industry, driving innovation growth and profitability in all economic cycles. As the founder and a controlling stockholder of TeleTech, Mr. Tuchman is an essential member of our Board of Directors.

James E. Barlett

Age: 71

Director since 2000

Mr. Barlett has served as the Executive Vice Chairman since 2001. Mr. Barlett currently serves on the board of directors of Celanese Corporation, a NYSE listed producer of specialty and intermediate chemical products. Between 1999 and 2009, he served on the Board of Directors for Korn Ferry International, a NYSE listed provider of executive search and placement services. Between 1994 and 2001, Mr. Barlett served as the president and chief executive officer of Galileo International, Inc. (now part of Travelport Limited), a provider of electronic global distribution services for the travel industry. Between 1997 and 2001, Mr. Barlett was the chairman of Galileo’s Board of Directors. Prior to joining Galileo, Mr. Barlett served as executive vice president of worldwide operations and systems and member of international operating committee for MasterCard International Corporation, a NYSE listed global provider of transaction processing and consulting services. Mr. Barlett also served as executive vice president of operations for NBD Bancorp (now part of J.P. Morgan), a NYSE financial services company, and Vice Chairman of Cirrus, Inc. (part of MasterCard and an early developer of global ATM services). Mr. Barlett was a partner with Touche Ross & Co. (now Deloitte & Touche LLP).

Mr. Barlett’s extensive public company experience, his domestic and international executive leadership experience, and financial services industry experience bring valuable skills for our global public company. Mr. Tuchman has agreed to vote shares he beneficially owns in favor of Mr. Barlett’s re-election as a director.

Tracy L. Bahl

Age: 53

Director since 2013

Mr. Bahl serves as the Chair of the Compensation Committee and is a member of the Nominating and Governance Committee.  Mr. Bahl currently serves as an executive vice president, health plans for CVS Caremark. Since 2007, Mr. Bahl has served as a special advisor to General Atlantic, a leading global growth equity firm with U.S. $20 billion in capital, and its portfolio companies, including since February 2013, a member of the Board of Directors of MedExpress, a chain of urgent care service centers throughout the United States; and between 2008 and 2011 as the executive chairman for Emdeon, a provider of health information exchange and revenue cycle management solutions. Between 1998 and 2007, Mr. Bahl held various senior executive positions as part of UnitedHealth Group, including between 2004 and 2007 as the chief executive officer of Uniprise, a U.S. $7 billion division of UnitedHealth Group; between 2002 and 2004 as chief marketing officer for UnitedHealth Group; and between 1998 and 2002 as the president of Uniprise Strategic Solutions. Prior to UnitedHealth Group, Mr. Bahl was an executive with CIGNA Healthcare.  Mr. Bahl also serves as a Trustee and Vice Chairman of the Board of Trustees for Gustavus Adolphus College, in St. Peter, MN.

Mr. Bahl’s extensive experience in the healthcare industry, his public company and private equity experience provide necessary and desired skills, experience and perspective to our Board.

Gregory A. Conley

Age: 60

Director since 2012

Mr. Conley serves as Chair of the Audit and is a member of the Compensation Committee. Between 2012 and early 2014, Mr. Conley served as the chief executive officer of Aha! Software, LLC, a privately held predictive analytics and cloud computing company. Between 2009 and 2011, Mr. Conley served as the chief executive officer and a director of Odyssey Group, SA, a Switzerland-based technology services and software company, and oversaw the sale of the company to Temenos Group AG, a global provider of banking software systems. Between 2004 and 2005, Mr. Conley was the president, chief executive officer and a director of Verio, Inc., a leading global provider of hosting and network services and a subsidiary of Nippon Telephone & Telegraph. From 2001 to 2003, Mr. Conley was the president, chief executive officer and a director of Tanning Technology Corporation, NASDAQ listed information technology solutions provider, sold to Platinum Equity in 2003. Between 1995 and 2001, Mr. Conley was a senior executive responsible for e-markets and travel and transportation at International Business Machines, (NYSE:IBM) and an attorney at Covington & Burling LLP.

Mr. Conley’s extensive experience as the chief executive officer and director of several technology companies with domestic and international operations, his leadership in technology innovation and his legal experience bring relevant and necessary skills, experience and perspective to our Board.

Robert N. Frerichs

Age: 63

Director since 2012

Mr. Frerichs serves as a member of the Audit and Compensation Committees. Mr. Frerichs is a director of Merkle, Inc., a privately held customer relationship marketing agency, and a director of Wedgewood Enterprises Corporation, a privately held investment real estate and management company. Prior to joining our Board, Mr. Frerichs, was with Accenture (NYSE: ACN) between 1976 and 2012. During his tenure with Accenture, Mr. Frerichs held various leadership roles including group chief executive – North America, chief risk officer and chief operating officer of the communication and high tech operating group, chairman of the capital committee, and a member of Accenture board of partners prior to the Company’s initial public offering in 2001; culminating his 36 year career as the International Chairman of Accenture, Inc. Between 2004 and 2012, Mr. Frerichs served as chairman of the board of Avanade, a joint venture between Accenture and Microsoft. Between 2012 and 2013, Mr. Frerichs was the chairman of the Aricent Group, a global innovation and technology services company, and a director of Cyandia, Inc., an interactive consumer entertainment company. Mr. Frerichs is a Certified Public Accountant.

Mr. Frerichs’ extensive global business experience, his public company and consulting industry experience and his financial credentials provide necessary and desired skills, experience and perspective to our Board.

Shrikant  Mehta

Age: 71

Director since 2004

Mr. Mehta serves as the Chair of the Nominating and Governance Committee. Since 1974, Mr. Mehta has been the president and chief executive officer of Combine International, Inc., a wholesale manufacturer of fine jewelry, since 1974. He is also a director of Lenderlive, a mortgage services company, Little Switzerland, a luxury goods retail chain, and NETLINK, supply chain software solutions company.

Mr. Mehta’s extensive international business experience, his leadership role as chief executive officer of a minority-owned business, and his governance experience as a director of several successful companies provide necessary and desired skills, experience, diversity and perspective to our Board.

Marc L. Holtzman

Age: 55

Director since 2014

Mr. Holtzman serves as a member of the Audit Committee.  Mr. Holtzman currently serves as Chairman of the Board of Directors of Kazkommertsbank, the largest bank in Kazakhstan. Since 2012, Mr. Holtzman has been a member of the board of FTI Consulting, Inc., (NYSE:FCN) a global financial and strategic consulting firm, where he serves as a member of the nominating and corporate governance committee.  Mr. Holtzman served as the chairman of Meridian Capital HK, a Hong Kong private equity firm from 2012 until 2014.  Between 2008 and 2012, Mr. Holtzman served as the executive vice chairman of Barclays Capital. From 2006 to 2008, he served as vice chairman of the investment banking division of ABN AMRO Bank, after having previously held various executive positions with the investment bank between 1997 and 1998. Between 1989 and 1998, Mr. Holtzman lived and worked in Eastern Europe and Russia, as co-founder and president of MeesPierson EurAmerica (a firm acquired by ABN AMRO) and as senior adviser to Salomon Brothers. Mr. Holtzman serves as a director of Bank of Kigali, a Rwandan bank. Between 2003 and 2005, Mr. Holtzman was President of the University of Denver; and between 1999 and 2003 he served in the cabinet of Governor Bill Owens as Colorado’s First Secretary of Technology.

Mr. Holtzman’s extensive international experience, his financial, investment banking and public company board experience provide necessary skills, experience and perspective to our Board.

Required Vote

The seven nominees receiving the highest number of affirmative votes of the outstanding shares of common stock present or represented by proxy and voting at the Annual Meeting, will be elected as directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

Recommendation of the Board

Our Board recommends that you vote “FOR” all of the nominees for election to our Board.

PROPOSAL 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP (PwC) served as TeleTech’s independent registered public accounting firm in 2014. Starting in 2015, the senior engagement partner for PwC audit team was required to rotate off TeleTech’s account, as part of mandatory rotation schedule mandated by relevant regulations of the U.S. Securities and Exchange Commission and the Public Company Accounting Oversight Board (the “PCAOB”).  Therefore, in 2014, in addition to reviewing PwC’s performance, the Audit Committee of the Board also vetted PwC’s proposed new engagement partner and key audit team personnel, to consider their suitability for TeleTech’s independent audit needs. As a result of this review, the Committee determined that the proposed audit team, supported by PwC’s partners experienced with TeleTech operations in key countries where TeleTech has material operations, and other PwC subject matter experts, have the appropriate level of professional expertise to oversee the conduct of the TeleTech annual independent audit. Although the Audit Committee has the sole authority to appoint the independent auditors, the Committee continues its long-standing practice of recommending that the Board ask the stockholders to ratify the appointment of the independent auditors.  The Audit Committee of the Board will continue to monitor the performance of the new PwC team and reserves the right to consider and appoint a different independent auditor for TeleTech, if it believes such appointment to be in the best interest of the Company and its stockholders.

In accordance with its charter, the Audit Committee of our Board has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2015 and recommends to the stockholders that they ratify this appointment. If the appointment is not ratified by our stockholders, the Audit Committee may consider whether it should appoint another independent registered public accounting firm. Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting, where they will be available to respond to stockholders’ questions.

Fees Paid to Accountants

PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since May of 2007. The following table shows the fees for the audit and other services provided by PricewaterhouseCoopers LLP for the years ended December 31, 2014 and 2013 (amounts in thousands).

	2014	2013	2012
Audit fees	$2,851	$2,716	$2,594
Audit-related fees	$ 0	$ 72	$ 88
Tax fees	$ 93	$ 64	$ 43
All other fees	$ 268	$ 294	$ 391
Total	$3,212	$3,146	$3,116

Audit Fees

This category includes the audit of our annual financial statements; review of financial statements included in our quarterly reports on Form 10-Q; the audit of management’s assessment of the effectiveness of our internal controls over financial reporting, as well as the audit of the effectiveness of our internal control over financial reporting included in our 2014 Annual Report on Form 10-K and as required by Section 404 of the Sarbanes-Oxley Act of 2002; and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for current and prior years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters.

Audit-Related Fees

This category consists of assurance and related services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” Audit-related fees included accounting consultations and other attestation procedures.

Tax Fees

This category consists of professional services rendered by the independent registered public accounting firm, primarily in connection with our tax planning and compliance activities, including the preparation of tax returns in certain overseas jurisdictions and technical tax advice related to the preparation of tax returns.

All Other Fees

This category consists of professional services related to human capital and expatriate services and other nonrecurring miscellaneous services.

The Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services is compatible with their independence and determined that it is compatible. All of the services provided by PricewaterhouseCoopers LLP were approved by the Audit Committee pursuant to its policy on pre-approval of audit and permissible non-audit services.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

All audit and non-audit services provided by PricewaterhouseCoopers LLP to us must be permissible under Section 10A of the Securities Exchange Act of 1934, as amended, and must be pre-approved in advance by the Audit Committee. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve non-audit service projects with a total cost of up to $200,000 per fiscal year. However, if pre-approval is obtained from the Audit Committee Chair, the service may be performed but must be ratified by the Audit Committee at the next scheduled meeting. In accordance with this policy, the Audit Committee pre-approved all services performed and to be performed by PricewaterhouseCoopers LLP.

Required Vote

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015 requires the affirmative vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of PricewaterhouseCoopers LLP.

Recommendation of the Board and the Audit Committee

Our Board and the Audit Committee recommend that you vote “FOR” Proposal 2.

PROPOSAL 3: Advisory Vote on Executive Compensation

As required by the rules of the U.S. Securities and Exchange Commission, our stockholders are asked to provide an advisory, not-binding, vote on the compensation of our Named Executive Officers. To provide stockholders with the information necessary to express their view about our executive compensation, we included detailed information about the composition, design and effectiveness of our executive compensation program in section entitled Executive Compensation – Compensation Discussion and Analysis of these proxy materials.

As further described in the Compensation Discussion and Analysis section of the proxy materials, our executive compensation program is designed to attract, motivate and retain a talented, entrepreneurial and creative team of executives who provide leadership for our success in a competitive global market. Our compensation policies and practices are designed based on a pay-for-performance philosophy and are strongly aligned with our stockholders’ long-term interests. We believe that our executive compensation program, which emphasizes long-term equity awards, satisfies this goal. See the “Executive Summary” of the Compensation Discussion and Analysis section of the proxy materials for information on key components of our 2014 named executive officer compensation; and read the entire Compensation Discussion and Analysis section of the proxy materials for details about our compensation philosophy and how it is achieved.

We are asking our stockholders to indicate their support of our Named Executive Officer compensation as described in this Proxy Statement. This proposal (commonly known as “say-on-pay” proposal) gives our stockholders the opportunity to express their views on our executive compensation. The vote is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our Named Executive Officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the U.S. Securities and Exchange Commission. Accordingly, our Board of Directors recommends that our stockholders vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Executive Compensation -- Compensation Discussion and Analysis section of the Proxy Statement, the 2014 Summary Compensation Table, and the other related tables and disclosure.”

It is important to note that this vote is advisory, which means that the vote is not binding on us, our Board of Directors or the Compensation Committee. We value the opinions expressed by our stockholders, however, our Board and the Compensation Committee will take the results of the vote into account in future compensation decisions.

At the Annual Meeting of Stockholders held in May 2014, our stockholders approved our executive compensation with a vote of 99.27 percent. Except as otherwise discussed in Compensation Discussion and Analysis section of the proxy materials, in light of the stockholder support, the Compensation Committee made no significant changes to the overall design of our compensation program during 2014.

Based on the stockholders’ advisory preferences, expressed as part of the voting results at our 2011 Annual Meeting of Stockholders, our Board has determined to hold a stockholder advisory vote on executive compensation annually. The next stockholder advisory vote on executive compensation will be held at the 2016 Annual Meeting of Stockholders.

Required Vote

Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

Recommendation of the Board

Our Board recommends that you vote “FOR” Proposal No. 3.

PROPOSAL 4: Re-Approval of the TeleTech 2010 Equity Plan, Previously Approved by Stockholders in 2010

At the 2010 Annual Stockholders Meeting, TeleTech stockholders approved TeleTech’s 2010 Equity Incentive Plan (“2010 Plan”) designed to support equity incentive program for members of TeleTech Board of Directors and its employees.  The Company is asking stockholders to re-approve the 2010 Plan, including the material terms of the performance objectives that may be established for performance awards granted under the 2010 Plan.  This re-approval is necessary to preserve the Company’s ability to deduct performance-based compensation paid to certain executives under the 2010 Plan for U.S. federal income tax purposes under section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”).

By way of background Section 162(m) of the Code generally imposes an annual deduction limit of $1,000,000 on the total amount of compensation paid to each of the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated officers of the Company. The deduction limit does not apply to that portion of executive compensation that is performance-based and satisfies the requirements of Section 162(m) of the Code. The 2010 Plan was adopted by the Board and originally approved by TeleTech stockholders in 2010. One of the requirements of Section 162(m) for performance-based compensation is that the material terms of the performance objectives under the 2010 Plan be reapproved by the Company’s stockholders every five years.

The material terms of the performance objectives that stockholders are being asked to approve are unchanged from those previously approved by stockholders. There are no amendments to the 2010 Plan proposed for this Annual Meeting.

Required Vote

Re-approval of the TeleTech’s 2010 Equity Plan requires the affirmative vote of a majority of the votes cast on the proposal.

Recommendation of the Board and the Audit Committee

Our Board and the Audit Committee recommend that you vote “FOR” Proposal 4.

ADDITIONAL INFORMATION

Stockholder Submission of Nominations and Proposals

In order for a proposal of a stockholder to be included in the proxy statement and form(s) of proxy relating to our 2016 Annual Stockholder Meeting, the proposal must be in writing and received by our Corporate Secretary at 9197 South Peoria Street, Englewood, Colorado 80112, no later than December 12, 2015. Timely receipt of a stockholder’s proposal will satisfy only one of the various conditions established by the U.S. Securities and Exchange Commission for inclusion in our proxy materials. Stockholders who wish to have their proposals included in our proxy materials must meet the eligibility requirements as provided in the U.S. Securities and Exchange Commission’s Shareholder Proposal Rule (Rule 14a-8), and their proposals must comply with the requirements of the Rule and with our Bylaws to be included in our proxy materials.

If a stockholder wishes to present a proposal at the 2016 Annual Meeting of Stockholders and this proposal is not intended to be included in the related proxy statement and form of proxy, nor does this stockholder intends to submit a director nomination, our Bylaws require that the stockholder notify us in writing on or before February 25, 2016, but no earlier than January 26, 2016. The notice must include the information required by our Bylaws, which may be obtained on our website at teletech.com under the “Investors” and “Corporate Governance” tabs. If the stockholder does not meet the applicable deadline or comply with the requirements found in the U.S. Securities and Exchange Commission’s Rule 14a-4, we may exercise discretionary voting authority under proxies we solicit to vote, in accordance with our best judgment, on any such proposal.

Other Business

We know of no other matter to be acted upon at the 2015 Annual Stockholder Meeting. If any other matters are properly brought before the Annual Stockholders Meeting, however, the persons named in the accompanying proxy card as proxies for the holders of our common stock will vote thereon in accordance with their best judgment.

Annual Report on Form 10-K

Our 2014 Annual Report on Form 10-K is being delivered to the stockholders together with this Proxy Statement. The Annual Report is not part of the proxy solicitation materials, however. Additional copies of our 2014 Annual Report on Form 10-K may be obtained without charge upon request made to TeleTech Holdings, Inc., 9197 South Peoria Street, Englewood, Colorado 80112, Attention: Investor Relations.

By Order of the Board of Directors

KENNETH D. TUCHMAN
Chairman and Chief Executive Officer
Englewood, Colorado
April 10, 2015

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Time, on May 19, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by TeleTech Holdings, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Time, on May 19, 2015. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. 9197 SOUTH PEORIA STREET ENGLEWOOD, CO 80112 M85374-P62209 TELETECH HOLDINGS, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors For Against Abstain Nominees The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain ! ! ! 1a. Kenneth D. Tuchman 2. The ratification of the appointment of PricewaterhouseCoopers LLP as TeleTech's independent registered public accounting firm for 2015; ! ! ! ! ! ! 1b. James E. Barlett ! ! ! ! ! ! 3. The approval, on an advisory basis, of the compensation for our named executive officers; and 1c. Tracy L. Bahl ! ! ! ! ! ! 1d. Gregory A. Conley 4. Proposal to re-approve TeleTech's 2010 Equity Plan. ! ! ! NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1e. Robert N. Frerichs ! ! ! 1f. Marc L. Holtzman NOTE: This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, the proxy will be voted FOR all of the Board of Directors' nominees, FOR Proposals 2, 3 and 4. ! ! ! 1g. Shrikant Mehta Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

ADMISSION TICKET ANNUAL MEETING OF STOCKHOLDERS OF TELETECH HOLDINGS, INC. MAY 20, 2015 10:00 a.m. MDT TeleTech Holdings, Inc. Global Headquarters 9197 South Peoria Street Englewood, CO 80112 1-800-835-3832 Please date, sign and mail your proxy card in the enclosed envelope as soon as possible. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com. M85375-P62209 This Proxy is Solicited on Behalf of The Board of Directors of TELETECH HOLDINGS, INC. The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints KENNETH D. TUCHMAN and MARGARET B. McLEAN, and each of them, as proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of TELETECH HOLDINGS, INC. owned of record by the undersigned at the 2015 Annual Meeting of Stockholders to be held at TeleTech Holdings, Inc. global headquarters located at 9197 South Peoria Street, Englewood, CO 80112 on May 20, 2015 at 10:00 a.m. MDT, and any adjournments or postponements thereof, in accordance with the directions marked on the reverse side hereof. The proxies, or each of them, in their or his or her sole discretion, are authorized to vote for the election of a person nominated to the Board of Directors if any nominee named herein becomes unable to serve or if for any reason whatsoever, another nominee is required, and the proxies, or each of them, in their or his or her sole discretion are further authorized to vote on other matters which may properly come before the 2015 Annual Meeting and any adjournments or postponements thereof. You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote these shares unless you sign and return this card. Continued and to be signed on reverse side